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                                                                EXHIBIT 10.19




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                            ASSET PURCHASE AGREEMENT

                                     AMONG

                                   PACC HMO,

                               PACC HEALTH PLANS

                                      AND

                          HEALTHSOURCE NORTHWEST, INC.

                                  DATED AS OF

                                JANUARY 22, 1996

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                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT dated as of the 22nd day of January, 1996, by and between PACC HMO and PACC HEALTH PLANS, each a nonprofit corporation organized under the laws of Oregon with a principal address at 12901 SE 97th Avenue, Clackamas, Oregon 97015- 0286 (collectively referred to herein as the "Sellers" and individually as a "Seller") and HEALTHSOURCE NORTHWEST, INC., a corporation organized under the laws of New Hampshire with a principal office at c/o Healthsource, Inc., Two College Park Drive, Hooksett, New Hampshire 03106 (the "Buyer").

         WHEREAS, Sellers desire to form a new charitable foundation and to sell to Buyer the health care service contractor ("HCSC") and health insurance business of Sellers (and all operating assets of Sellers related thereto) with the proceeds thereof to be paid to such charitable foundation for the future benefit of the community;

         WHEREAS, Healthsource, Inc. will deliver herewith an unconditional guarantee of the full and complete payment and performance of all of the obligations of Healthsource Northwest, Inc. under this Agreement;

         WHEREAS, Buyer is a wholly-owned subsidiary of Healthsource, Inc. ("Healthsource") and will create an HCSC subsidiary to purchase and assume the existing HCSC business of the Sellers, which HCSC subsidiary will be chartered and licensed in Oregon and Washington with future expanded operations in Idaho and Montana;

         WHEREAS, Buyer recognizes that Sellers have significant management and community leadership that are particularly knowledgeable about the local health care and business community; Buyer believes in locally driven health plans; and Buyer currently intends to utilize such management and leadership in developing its HCSC business in Oregon and the Northwest;

         WHEREAS, Buyer recognizes that Sellers have long-standing physician relationships and Buyer has a similar culture of close physician relationships;

         WHEREAS, Buyer recognizes that Sellers have invested significant time and effort to develop and expand into rural markets and to form a strategic alliance with a significant statewide provider network, and Buyer is committed to the same general concepts and principles and currently intends to pursue such a strategy;

         WHEREAS, Buyer recognizes that Sellers have local employees who operate the business to be acquired and Buyer currently intends to continue to utilize such employees to operate the acquired business;





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         WHEREAS, Buyer has simultaneously with the execution of the Agreement filed a so-called Form A (Change in Control Application) with the Oregon Department of Consumer and Business Services previously approved by Sellers; and

         WHEREAS, Sellers and Buyer desire to enter the transactions contemplated in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises herein set forth, and subject to the terms and conditions hereof, the parties agree as follows:

1.       DEFINITIONS.

         As used in this Agreement, terms defined in the preamble and recitals of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

         1.01 "AFFILIATE" shall mean the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         1.02 "AGREEMENT" shall mean this Asset Purchase Agreement and all Schedules and Exhibits hereto.

         1.03 "CLOSING" shall mean the simultaneous closing of the purchase of certain assets and assumption of certain liabilities of Sellers specified herein together with all other deliveries contemplated by this Agreement; such Closing to be at the offices of Deloitte & Touche, L.L.P., Portland, Oregon on a date and at a time to be established by mutual agreement of the parties, no later than the fifth business day of the first month after December, 1995 following the month in which there is satisfaction or waiver of the conditions to Closing as provided in Sections 9 and 10 (the "Closing Date"); provided that the Closing must occur, if at all, prior to termination under Section 18.01(ii).

         1.04 "CODE" shall mean the Internal Revenue Code of 1986 and all regulations promulgated thereunder, including any amendments or any substitute or successor provisions thereto.

         1.05 "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (and any sections of the Code amended by it) and all regulations promulgated thereunder, as the same have from time to time been amended.

         1.06 "GAAP" shall mean the United States generally accepted accounting principles as in effect from time-to-time.





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         1.07    "ESTIMATED BALANCE SHEET" shall mean the estimated balance sheet as herein determined. Sellers shall, thirty (30) days prior to the Closing Date, deliver to Buyer a proposed estimated consolidated balance sheet for the Transferred Business as of the most recent month end which presents fairly the financial condition of the Transferred Business as of such date in accordance with GAAP consistently applied and applying the Supplemental Accounting Principles described in
         Section 1.10 . Deloitte & Touche, LLP shall be given a reasonable opportunity to review the Estimated Balance Sheet in draft form before it is finalized (including all work papers of Sellers' finance department and of KPMG Peat Marwick, LLP, and related actuarial assumptions and calculations) and to resolve any issues with Sellers. In reviewing such Estimated Balance Sheet Buyer shall have the opportunity to obtain new and updated computer reports from Sellers' MIS Department or Finance Department. Any issues not resolved by Closing shall be resolved with the final resolution of the Final Balance Sheet pursuant to Section 4.02.

         1.08 "HISTORICAL FINANCIALS" shall mean the consolidated balance sheet as of December 31, 1994 and 1995 for the Transferred Business and the consolidated statements of revenues and expenses, changes in fund balances and cash flows of the Transferred Business for the years ended December 31, 1993, 1994 and 1995 prepared so as to fairly present the operations and financial condition of the Transferred Business in accordance with GAAP, consistently applied together with the unqualified opinion and report (with standard footnotes) upon such statements prepared in accordance with generally accepted auditing standards of KPMG Peat Marwick LLP and, with respect only to the Estimated Balance Sheet and the Final Balance Sheet, the Supplemental Accounting Principles. If then required to be filed with the SEC, such Historical Financials shall be prepared in compliance with SEC Rule S-X in form for filing with the SEC and coupled with the consent of the respective audit firm to being named as experts and to the use of their reports in such filing. All costs of preparing the Historical Financials (other than in conforming them to SEC Rule S-X if required) shall be borne by Sellers. Sellers shall cooperate in permitting Buyer to prepare all such interim unaudited financial statements for periods after December 31, 1995 as shall be required of Buyer by SEC Rule S-X in form for filing by Buyer, the costs of which shall be borne by Buyer.

         1.09 "MATERIAL ADVERSE EFFECT" shall mean any event, occurrence or matter since the date of the 1994 audit report having a material adverse effect on the business, operations, property, results of operations, or financial condition taken in the aggregate of the Sellers or the Transferred Business (as the case may be) provided normal seasonality or changes in general economic conditions in Oregon and Washington shall not be considered as a Material Adverse Effect.





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         1.10    "SUPPLEMENTAL ACCOUNTING PRINCIPLES" shall mean the following
         Supplemental Accounting Principles which shall apply to the specific balance sheets required by this Agreement: (i) all provider withholds (including IBNR withholds) shall have been recorded as liabilities on the applicable balance sheet; (ii) IBNR calculations on each balance sheet shall include an accrual of all reported but unpaid claims, incurred but unbilled services (including but not limited to a full accrual for completion of hospitalization existing on the date of each balance sheet and all projected future physician costs for all known pregnancies existing on the date of each balance sheet) the full actuarially determined amount of future expected claims (including withholds) and (with respect to the Estimated Balance Sheet only) a margin or "cushion" of 10% for unknown contingencies with respect to health care expenses; (iii) all investments and financial assets carried on the Estimated and Final Balance Sheets for the Transferred Business shall be marked to market as of the Closing whether or not FASB 115 technically applies to Sellers; (iv) the Estimated and Final Balance Sheets shall include all accruals required by AICPA SOP 89-5 when applying SOP 89-5: (a) the accruals shall be irrespective of Seller's right to terminate any such contract; (b) the medical loss ratio will be measured using the aggregate loss ratio of contract groups using community rated and demographically rated groupings for groups that have less than 50 members; all other groups shall be considered individual experience rated or partial experience rated; and further for the purposes of this calculation, the individual experience rated and partial experience rated groups will be evaluated individually, Medicare members shall be aggregated and considered as a group and Medicaid members shall be aggregated and considered as a group; (c) the amount of the accrued loss on the Estimated Balance Sheet shall be reduced by an estimate of the amounts which the Sellers reasonably can establish will be recoverable from the policy holder in the next contract period to the extent that such contract renewal negotiations have been concluded and agreed to prior to Closing; (d) an adjustment between the estimate referred to in (c) above and the actual amount of the accrued loss which Sellers are able to recover from the policy holder in the next renewal negotiations, to the extent such negotiations are concluded by January 31, 1997, shall be made on the Final Balance Sheet; (e) any group of contracts (as defined in (b) above) with a medical loss ratio in excess of 92.5% will be subject to an accrual if the medical loss ratio is expected to remain at 92.5% for the contract year; (f) an administrative cost factor of 7.5% will be used in the accrual and (g) the amount of the accrual will be equal to the additional premium required to obtain a 100% combined medical loss ratio and administrative cost factor; and (v) there shall be no net assets (after related liabilities) recorded or other financial reserves allocated to cover the cost of any individual employer deficit from any experience-rated or minimum premium or similar account relationship.





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         1.11    "TAXES" shall mean all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto.

         1.12 "EXCLUDED LIABILITY" means any liability, no matter when or how arising, of Sellers that is not expressly assumed under this Agreement or the Assumption Reinsurance Agreements, including, without limitation; (i) any liability for Taxes of Sellers (other than premium Taxes to the extent accrued as liabilities on the Final Balance Sheet) for periods ending on or prior to the Closing Date relating to or arising in connection with the Transferred Business or any Assets;
         (ii) any liability relating to or arising in connection with any litigation or proceeding to which Sellers are or become a party (or to which any of Buyer or Sellers or their Affiliates may become a party) based on acts or omissions occurring on or prior to the Closing Date for which Sellers are legally responsible; (iii) any liability to the extent it is related to or arises in connection with any business or operation of Sellers other than the Transferred Business; (iv) any Extra-Contractual Obligations which arise from acts, errors or omissions of Sellers which occur prior to the Closing or which arise from the acts, errors or omissions of Sellers, their officers, directors, employees, agents after Closing unless such actions are taken at the direction of Buyer or its Affiliates; (v) any liability or obligation for amounts payable for third-party assets which are, or become, subject to escheat to any states or other jurisdictions, but only to the extent that such third-party assets are not included in the Transferred Assets and transferred to Buyer or Buyer's designees pursuant to this Agreement; (vi) any liability arising from any Employee Benefit Plan maintained by Sellers; (vii) any liability relating to performance, risk or other guarantees or experience-rated refunds or credits arising under Insurance Contracts or service or administrative agreements relating to periods ending on or before the Closing Date; (viii) any liability relating to Insurance Contracts terminated or canceled by Sellers on or before the Closing Date; (ix) any liability for commissions earned with respect to premiums received prior to the Closing Date; (x) any liability arising in connection with participation by Sellers or their Affiliates in any guaranty fund established or governed by any state or jurisdiction or from any assessment with respect to the Oregon Health Plan high risk pool, in each case to the extent to which such liability arises on account of premiums or charges received by Sellers or their Affiliates prior to the Closing; and (xi) any liability of Sellers or any Affiliate of Sellers for retrospective payments or adjustments under Reinsurance Treaties allocable to any period prior to the Closing; (xii) any liability resulting from any determination of any liability pursuant to Medicare cost contracts to the extent not fully reserved





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         on the Final Balance Sheet whether determined by audit or otherwise at any time before or after Closing arising from Sellers' operation of the Transferred Business prior to Closing.

         1.13 "EXTRA-CONTRACTUAL OBLIGATIONS" means all liabilities for consequential, exemplary, punitive or similar damages which arise from any alleged or actual act, error or omission whether intentional or otherwise of Sellers, or from any alleged or actual reckless conduct or bad faith of Sellers, in connection with the handling of any claim under any of the Insurance Contracts or the contracts assigned and assumed under Sections 2.01 and 2.05 or in connection with the issuance, delivery, cancellation, marketing or administration of any of the Insurance Contracts or the assigned and assumed contracts, except to the extent any such Extra Contractual Obligations are set forth on and reserved as a liability on the Final Balance Sheet.

         1.14 "INSURANCE CONTRACTS" means all policies, binders, slips, certificates, and other agreements of insurance, whether HMO, health care service contract, health insurance or other product and whether individual or group, in effect on or after the Closing Date (including all supplements, endorsements, riders and ancillary agreements in connection therewith) which are issued by Sellers in connection with the Transferred Business.

         1.15 "REINSURANCE TREATIES" means contracts or other agreements pursuant to which Sellers cede insurance in connection with the Transferred Business.

         1.16 "COVERED LIVES" shall mean those persons receiving medical coverage in the Transferred Business (including Sellers' Medicare and Medicaid plans, but excluding plans providing administration-only services).

1A.      GOVERNANCE, MANAGEMENT, BUSINESS COMMITMENTS

         1A.01   BOARD OF DIRECTORS OF BUYER/BUYER'S SUBSIDIARIES.  For a
period of seven (7) years from Closing, not less than 20% of the members of the Board of Directors of Buyer and Buyer's HCSC subsidiary shall be local Oregon physicians, consumers and business leaders. None of the directors of Buyer or its HCSC subsidiary shall serve as Trustees of the Foundation created to receive the purchase price.

         1A.02   ARTICLES OF INCORPORATION AND BYLAWS OF BUYER'S HCSC
SUBSIDIARY. The Articles of Incorporation and/or Bylaws of Buyer's HCSC subsidiary shall at all times require that the approval of a majority of the outstanding common stock of such corporation will be required for the following matters affecting such corporation:

         (a)     Approval of annual operating budget;





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         (b)     Issuance of material debt or equity securities;
         (c)     Sale of assets with a value in excess of $5 million;
         (d)     Substantial amendment of Articles of Incorporation or Bylaws;
         (e)     Hiring/firing of CEO;
         (f)     Any substantial change in operations;
         (g)     Acquisitions or mergers with a value in excess of $5 million;
         (h)     Dividends payable by the HCSC.

         1A.03 PHYSICIAN NETWORK. In order to maintain continuity of service to Sellers' subscribers, Buyer shall (a) use its best efforts to maintain under Buyer's contracts, for a period of not less than one year, Sellers' current network of physicians, consistent with the current credentialing, participation and quality assurance policies, and (b) thereafter develop a network enhancement plan consistent with Buyer's growth and subscriber needs.

         1A.04   INFORMATION SERVICES AND TECHNOLOGY.  After consulting with management of Sellers, Buyer shall make available, and shall use its best efforts to install within twelve (12) months following the Closing, information services and technology to assist in quality assurance, medical management, network development and management, financial reporting, claims processing and such other processes as necessary to provide high quality, competitively priced health care services to members of the Transferred Business.

         1A.05   PRODUCTS.  Subject to local law, Buyer shall make available, and shall use best efforts to provide all product lines currently offered by Healthsource and its Affiliates in other markets, including assistance in developing a Medicare risk product for sale in Buyer's service area.

         1A.06   BUYER'S COMMITMENT.  Buyer notes its current intention to grow the HCSC/managed care business in Oregon and Washington using its Oregon HCSC subsidiary, as well as using such management resources to develop and expand its health care business in the other Northwest States to become a market leading health plan in the service area and region. Buyer shall make available capital or other resources to expand the Oregon HCSC/managed care business as justified by management's effectiveness and market conditions generally, whether such expansion is through operations or acquisitions, subject to Buyer's approval process, assessment of value in relation to acquisition costs, and ongoing review of such capital or other requirements and subject to change based on changed conditions as determined by Buyer.

         1A.07   EQUITY PURCHASE BY HFEN OR OTHERS.  If so requested by
Sellers, subject to compliance with applicable securities and other laws and limited so as not to require registration under the Securities Act of 1934, as amended, Buyer shall sell to HFEN or to HFEN's physician or hospital owners and to Sellers' senior management employees, up





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to a total of five percent (5%) (or more if Buyer so elects) of the common stock of Buyer at a price per share substantially equivalent to the per share cost of Healthsource's investment in Buyer (including without limitation the value of cash, expenses, assets and services contributed by Healthsource and its Affiliates). Buyer shall only be required to offer such shares until three years from Closing. Buyer shall be entitled to insert call provisions for any shares sold to (i) providers allowing Buyer to repurchase such shares if the holder ceases to be a participating provider in compliance with Buyer's conditions of participation or (ii) employees of Buyer if any such employee's employment with Buyer is terminated. At Buyer's option such equity may be in Buyer's operating HCSC subsidiaries.

         1A.08   CONTROL OF BUYER.  The parties hereto acknowledge and agree that Healthsource shall have the ultimate right to control the business and operations of Buyer and Buyer's subsidiaries after Closing.

         1A.09   CASCADIA HEALTH PLAN.  Buyer shall continue to pursue after
Closing the development of competitive HMO and other managed care products primarily in but not limited to areas of Oregon outside greater Portland, and shall work to include as providers for such products all members of HFEN.

2.       PURCHASE OF TRANSFERRED BUSINESS; RELATED MATTERS.

         2.01 PURCHASE AND SALE OF THE TRANSFERRED BUSINESS. On and subject to the terms and conditions of this Agreement, Sellers shall sell and assign, and Buyer and its HCSC Subsidiary shall purchase and assume, as of Closing all Insurance Contracts of Sellers which remain in force as of Closing, together with all operating assets of Sellers used in the operation of Sellers' business subject to the terms and conditions of this Agreement, including but not limited to: (a) all accounts receivable of Sellers existing as of Closing, including without limitation all uncollected servicing fees, premiums, and any and all other amounts and accounts receivable due to Sellers; (b) subject to Sections 2.04 and 2.05, assignments of all written contracts, agreements, leases (including without limitation, leases of real, personal, or tangible property), licenses, permits and other rights of Sellers; (c) all subscriber and employer agreements, including all reinsurance or stop-loss policies, all policy-related files, policy-related data, inventory of current forms, business and personnel records, files and plans, separate telephone numbers, product and brand names, and all transferable contractual rights of Sellers relating to the operation of such business; (d) all intangible assets of Sellers including but not limited to marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, proprietary rights, all computer software (whether owned or licensed) with Sellers taking all actions necessary to properly transfer all of Sellers' rights in software to Buyer (including without limitation paying any additional necessary license fees to software vendors for such assignment), subrogation rights (including without limitation, assets realized as a result thereof), confidential or proprietary information, prepayments (except





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prepaid insurance policies), deferred charges, refunds, credits, claims, benefits and other rights and interest of Sellers including without limitation the names PACC HMO and PACC Health Plans, (e) all tangible assets of Sellers used in the operation of Sellers' business including, but not limited to, cash and all investment assets qualifying as Acceptable Financial Assets as defined herein, furniture, fixtures, equipment, supplies, computer hardware, and all other tangible assets and personal property of Sellers, and (f) the cash or Acceptable Financial Assets to be transferred to Buyer pursuant to Section 2.09, subject to changes in the ordinary course of business which do not contravene Section 8.01 and to existing encumbrances listed on Schedule 2.01, but not including any financial assets which do not qualify as Acceptable Financial Assets, nor any assets excluded under Section 4.06, nor the portion of the "Contingency Reserve and Stabilization Fund" retained by Sellers as provided in Section 2.09, nor any assets resulting from Excluded Liability matters (including without limitation any recovery from audits of prior years Medicare cost contracts). Such business being acquired is herein defined as the "Transferred Business" and the assets being transferred are defined as the "Assets". Buyer's HCSC subsidiary shall assume the Insurance Contracts included in the Transferred Business pursuant to various Assumption Reinsurance Agreements approved by the Oregon and Washington Insurance Departments in the forms attached hereto as Exhibits 2.01-1 and 2.01-2. A computer generated schedule of all existing individual Assets has been separately delivered as
Schedule 6.08 and signed by the parties.

         2.02 EMPLOYMENT MATTERS. In connection with the acquisition of the Transferred Business, Buyer, at Closing, shall offer through its designees to hire all of Sellers' employees then actively engaged in the conduct of Sellers' business at the time of Closing (hereinafter the "Transferred Employees") at salaries comparable to those disclosed under Section 6.14 subject to increase in the ordinary course of business and from an on-going general salary review (such increases not to exceed $350,000 in total annual effect exclusive of salaries for new positions). It is the current intention of Buyer to retain Sellers' workforce after Closing, it being understood and agreed that this representation does not confer any rights of continued employment upon any such Transferred Employee other than that of an employee-at-will, except for those senior employees who will have employment contracts with Buyer. After Closing, employees of Sellers who accept employment with Buyer shall be eligible to receive those salary and other benefits as shall be applicable from time to time to other employees of Buyer holding comparable positions.

         2.03 EMPLOYEE BENEFITS; EMPLOYMENT CONTRACTS. Sellers' current employees are presently participating in the benefit plans listed in Schedule
6.24 (collectively the "Employee Benefit Plans"). As of the day prior to Closing, Sellers shall terminate the participation of the Transferred Employees in all Employee Benefit Plans except Seller's Pension Plan and Sellers shall be entirely responsible for administering and reporting each such termination as well as providing such notices of vested rights or payments, if any, to each such participant as are required by law and shall hold Buyer harmless from





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any liability occasioned by such termination or arising from such employees'
prior participation in the Employee Benefit Plans. With respect to Sellers' Pension Plan, the parties will cooperate to cause (i) Sellers' Pension Plan to be "frozen" with no further pension benefits to accrue under Sellers' plan and
(ii) to merge Sellers' pension plan into, and transfer all of its liabilities and assets to the Healthsource-Provident Retirement Plan. Sellers shall continue contributions to Sellers' Pension Plan at current levels for all periods prior to Closing. After Closing eligible employees will participate in the Buyer's 401(k) plan with 50% matching of deferrals that do not exceed 6% of salary. After Closing Sellers' employees who accept employment with Buyer (see
Section 2.02) shall participate in the benefit plans of Buyer with credit for prior service with Sellers and with waiver of waiting periods and exclusions for pre-existing conditions waived as to all such employees. A list of such benefits plans is attached hereto as Schedule 2.03. Buyer hereby agrees to assume all liability under the severance program approved by Buyer and disclosed in Schedule 6.24 only for Sellers' employees who accept employment with Buyer as well as all liability under Seller's pension plan provided Sellers continue to make scheduled contributions at current levels through Closing. Without intending any limitation, Sellers shall retain all liabilities for retired employee health care coverage despite having canceled such retiree health plan. Buyer or its designee shall offer an employment contract to the President of Seller with a term of not less than one year in the form of Exhibit 2.03(b)(i) and offer employment contracts to Vice Presidents of Seller listed on Schedule 10.11 in the form of Exhibit 2.03(b)(ii).

         2.04 HEADQUARTERS LEASE. Sellers currently lease office space in Clackamas, Oregon under a lease expiring May 31, 1999. Sellers shall cause an assignment of said lease to Buyer at Closing and shall deliver to Buyer an estoppel certificate from the lessors of such property. Buyer shall assume lease obligations at Closing, per Section 2.11 below.

         2.05 ASSIGNMENT OF CONTRACTS. At Closing Sellers shall (i) assign to Buyer or its Affiliates all contracts listed on Schedule 2.05 (except that the assumption of any Cascadia Health LLC documents and agreements with HFEN shall be conditioned upon compliance with Section 8.01(q)) and (ii) secure consents to the assignment of such assigned and assumed contracts as are reasonably believed and designated on such Schedule by Buyer as being material to the continued operation of its business including without limitation the consents of the United States Department of Health and Human Services, the Oregon Department of Human Resources Office of Medical Assistance Programs, the United States Office of Personnel Management, and the States of Oregon and Washington, provided, however that Sellers shall not be required to obtain consents to assignment of contracts that are (in the written opinion of Sellers' counsel) assignable by their terms or by operation by law . Sellers shall also deliver a general assignment of physician and other provider agreements and a general assignment of all insurance or other contracts with employers or insureds, together with the consents in Sections 10.08 and 10.15.





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         2.06    PURCHASE OF TRANSFERRED BUSINESS - GENERAL.  Buyer shall
purchase the Assets and assume the Assumed Liabilities of the Transferred Business as further described in this Agreement by causing a newly chartered Oregon corporation (licensed as an HCSC) to acquire such portions of the Transferred Business as Buyer shall designate. Buyer's HCSC subsidiary shall be capitalized to meet the requirements of the Oregon Insurance Department, shall accept sufficient Acceptable Financial Assets to create such capital structures and shall assume the Insurance Contracts under the Assumption Reinsurance Agreements. The investment assets transferred to Buyer by Sellers shall include only: (i) direct obligations of the U.S. Government or its agencies maturing in 90 days or less from the date of issuance; (ii) certificates of deposit maturing not more than 90 days from the date of issuance issued by a bank whose long term debt is rated AA by Moody's Investors Services, Inc. and AA or better by Standard and Poor's Corporation; (iii) publicly traded investment grade "NAIC 1" money market and fixed income securities; and (iv) cash (hereinafter referred to collectively as "Acceptable Financial Assets"). Assets to be conveyed by Sellers may be allocated by Buyer prior to Closing to Buyer's HCSC subsidiary. At Closing Sellers shall transfer the sale proceeds (except for such reasonable amount as PACC determines it is prudent to retain temporarily to resolve outstanding debts or obligations of PACC in winding up its affairs) to the Foundation and/or, subject to regulatory approval and indemnification satisfactory to Buyer, to other charitable corporations for the benefit of the community.

         2.07 DELIVERY OF ESTIMATED BALANCE SHEET AND HISTORICAL FINANCIALS. At Closing, Sellers shall at their sole expense deliver the Estimated Balance Sheet and the Historical Financials for the Transferred Business.

         2.08 MATERIAL THIRD PARTIES GENERALLY. Except as otherwise provided in this Agreement, Sellers shall obtain consents in a form reasonably acceptable to Buyer from any third party with whom Sellers have a contractual relationship that is material to Sellers' business, so that such contractual relationship shall remain in effect after Closing, provided that Sellers shall have no obligation to obtain such consents if they are not required under the terms of such contractual relationship.

         2.09 CONTINGENCY RESERVES AND STABILIZATION FUND. Buyer acknowledges that Sellers currently maintain in segregated accounts certain assets ("CRSF Assets") which secure Sellers' obligations for Contingency Reserves and Stabilization Funds (collectively the "CRSF Reserves"), representing Sellers' obligation to pay monies to, and to return initial capital of, certain present or former participating physicians in accordance with policies and procedures previously established by the respective Boards of Directors of Sellers. For participating physicians with CRSF accounts of $10,000 or less, Sellers shall distribute cash in settlement of such accounts promptly after the Closing. For participating physicians with CRSF balances in excess of $10,000, Sellers shall notify such physicians promptly after the date hereof, offering them the option of receiving a cash distribution in settlement of their CRSF account or leaving their CRSF account in place to be transferred to and assumed by Buyer at Closing. Sellers shall retain sufficient CRSF Reserves to make the cash distributions described above and shall make the cash distributions described above. Sellers shall also transfer to Buyer cash or Acceptable Financial Assets necessary for Buyer to pay and administer those CRSF accounts to be transferred to and assumed by Buyer at Closing. Buyer shall administer the CRSF accounts transferred to it at Closing in accordance with Sellers' past practice and the terms of the CRSF, insofar as they are applicable with such amendments to such terms as are consented to by the parties hereto.

         2.10 SELLER'S RETAINED LIABILITIES. Sellers shall assume, bear and seasonably satisfy all of the Excluded Liabilities. It is agreed that Buyer assumes none of the Excluded Liabilities whether known or unknown nor however arising. Moreover and without intending any limitation, Buyer shall not assume any liabilities for (i) office building, rental properties and like investments held by the Contingency Reserves and Stabilization Funds none of which assets shall be transferred to Buyer; (ii) the federal or state tax-exempt status of Sellers prior to Closing; or (iii) the non-qualified supplemental executive retirement plan (SERP) established in 1990 and subsequently terminated or any other Employee Benefit Plan of Seller terminated or frozen pursuant to Section 2.03.

         2.11 ASSUMPTION OF LIABILITIES. At and as of the Closing, Buyer shall assume the liabilities and obligations of Sellers for the following liabilities (the "Assumed Liabilities"):

                 (a) Sellers' liabilities as set forth in the Proposed Final Balance Sheet, subject to the modifications in the Final Balance Sheet;

                 (b) The stated obligations for the period after Closing under the headquarters lease described in Section 2.04 above, but not any counterclaims or claims of breach;

                 (c) The obligations for the period after closing under all contracts assigned to Buyer pursuant to Section 2.05 above, but not any counterclaims or claims of breach;

                 (d) Sellers' obligations under the Insurance Contracts only to the extent provided in the Assumption Reinsurance Agreements as contemplated in Sections 2.01 and 2.06 above and specifically excluding Extra-Contractual Liabilities;

provided, moreover, that Buyer shall not assume or have responsibility for any of the Excluded Liabilities or any other liabilities described in Section 2.10 above. All liabilities (other than Excluded Liabilities) arising from Buyer's acts or omissions in the operation of the Transferred Business after the Closing shall be the responsibility of the Buyer.

         2.12 WASHINGTON CONTRACTS. A portion of the HCSC and HMO contracts within the Transferred Business are written in and governed by the State of Washington (the "Washington Contracts"). If all regulatory approvals from the State of Washington necessary to transfer the Washington Contracts to Buyer are not received by the Closing Date, then Sellers agree to retain the Washington Contracts pending receipt of such Washington approvals and to maintain sufficient capital (if any) to continue writing the Washington Contracts.
Buyer shall cause its HCSC Subsidiary to indemnity reinsure the Washington Contracts at Closing (under an Indemnity Reinsurance Agreement in standard form reasonably acceptable to the parties) such that 100% of the economic risk of gain or loss on the Washington Contracts is borne by Buyer's HCSC Subsidiary. Once regulatory approvals are obtained, the Washington Contracts shall be conveyed to Buyer's HCSC Subsidiary, and Buyer's HCSC Subsidiary shall assume such contracts, on the terms of the Washington Assumption Reinsurance Agreement in form substantially identical to the agreements in Exhibit 2.01-2 save for changes prescribed by the Washington Insurance Department. If any element of the foregoing is legally impermissible, the parties shall adopt the most similar and legally permissible course of action which preserves the relative rights and benefits of the parties described above.

         2.13 RETIREE MEDICAL COVERAGE. Sellers represent that they have effectively terminated their retiree medical plan prior to the date of this Agreement and agree to hold Buyer harmless from any claims related to such terminated plan. Sellers nonetheless recognize that eight former employees retain permanent coverage under the former plan and Sellers (through the Foundation) shall assume all costs and expenses under such plan with respect to such eight employees and hold Buyer harmless against all claims with respect to such employees.

3.       PURCHASE PRICE; METHOD OF PAYMENT; ALLOCATION.

         3.01 PURCHASE PRICE. In consideration of the transfer of the Assets to Buyer and Sellers' Non-Competition Covenant referred to in Section 11 and subject to Section 10.18, Buyer shall pay to Sellers at Closing an amount equal to the base purchase price of Eighty Million Dollars ($80,000,000) (the "Base Purchase Price) as adjusted in accordance with the provisions of Section
4. The purchase price after the net worth adjustment in Sections 4.01 or 4.02, is defined as the "Adjusted Purchase Price".

         3.02 METHOD OF PAYMENT. Buyer shall make payment at Closing of the net amount due Sellers after any adjustments, credits and pro-rations by wire transfer to Sellers' bank. Notwithstanding the above, Buyer may elect to retain a portion of the Adjusted Purchase Price to offset Sellers' obligation to deliver the Acceptable Financial

Assets at book value and such cash retained by Buyer shall be deemed to be part of the Acceptable Financial Assets delivered by Sellers to Buyer.

         3.03 ALLOCATION OF PURCHASE PRICE. The final purchase price for the Assets shall be allocated by Buyer in its sole discretion; Sellers shall cooperate with Buyer in the filing of all forms and reports necessary to effect such allocation.

4.       PURCHASE PRICE REDUCTIONS AND POST-CLOSING ADJUSTMENTS; PRO-RATIONS.

         4.01 CLOSING NET WORTH PURCHASE PRICE ADJUSTMENT. It is expected that at Closing, Sellers will transfer all or a substantial portion of the proceeds to a charitable corporation for the benefit of the community under arrangements acceptable to Buyer and regulatory authorities. To the extent the Adjusted Net Worth (defined below) as reflected on the Estimated Balance Sheet for the Assets and liabilities to be transferred to Buyer as delivered at Closing is less than $41.194 million the Base Purchase Price shall be reduced by an amount equal to the difference between such Adjusted Net Worth and $41.194 million. If such Adjusted Net Worth as reflected on such Estimated Balance Sheet delivered at Closing is greater than $41.194 million, such excess shall be added to the Base Purchase Price. "Adjusted Net Worth" is defined as the Assets (excluding Non-Transferred Assets as defined in Section 4.06, the asset value of any asset having an individual cost of less than $1000, all other assets retained by Sellers and intangible assets such as software development) shown on the applicable Closing Balance Sheet minus the sum of the liabilities assumed by Buyer under this Agreement (including capitalized lease obligations) and liability for CRSF accounts assumed by Buyer pursuant to
Section 2.09, but in each case only to the limited extent reflected on the Estimated or Final Balance Sheet.

         4.02 FINAL BALANCE SHEET ADJUSTMENT. Buyer shall, prior to February 28, 1997, deliver to Sellers a proposed consolidated final balance sheet for the Transferred Business as of the Closing Date ("Proposed Final Balance Sheet") which presents fairly the financial condition of the Transferred Business as of the Closing Date in accordance with GAAP and actuarial reserving practices consistently applied (and applying the Supplemental Accounting Principles), together with a review letter from Deloitte & Touche, LLP, prepared in accordance with generally accepted standards for such a letter. In preparing such Final Balance Sheet, actual health care claims paid through December 31, 1996 together with the full actuarially determined amount for future expected claims for services properly accruable as of the Closing Date shall be used to calculate the appropriate IBNR Reserve on the Final Balance Sheet. Sellers' independent accountants, KPMG Marwick, LLP, shall be given a reasonable opportunity to review the Proposed Final Balance Sheet in draft form before it is finalized (including all work papers of Buyer's financial department, Deloitte & Touche, LLP and related actuarial assumptions and calculations). In reviewing such Proposed Final Balance Sheet Sellers shall have the opportunity to obtain new and updated computer reports from Buyer's MIS Department or Finance Department. In the event Sellers and Sellers' independent accountants dispute the Proposed Final Balance Sheet, they shall notify Buyer and Deloitte & Touche, LLP within two weeks of the receipt of all such papers and shall attempt to resolve such dispute. If the parties are unable to resolve the dispute within fifteen (15) business days after Sellers' receipt of all papers from Deloitte & Touche, LLP, the firm of Arthur Andersen, LLP (using firm personnel not located in Oregon, New Hampshire or Washington) shall act as arbitrator of such dispute and such firm shall resolve the dispute within fifteen (15) business days after such dispute is heard by such arbitrator. The decision of such arbitrator shall be final and binding on Sellers and Buyer. Sellers and Buyer shall share equally the fees and expenses of such arbitrator. The resulting balance sheet as determined by such arbitrator shall be binding on both parties and shall be the "Final Balance Sheet." To the extent that the Final Balance Sheet reflects Adjusted Net Worth of the Transferred Business as of the Closing Date of less than that shown on the Estimated Balance Sheet, Sellers shall pay to Buyer the difference (adjusted for any prior adjustment to the purchase price received by Buyer or Sellers pursuant to Section 4.01 above). If the Adjusted Net Worth of the Transferred Business as of the Closing Date as reflected on the Final Balance Sheet is greater than that shown on the Estimated Balance Sheet, such difference will be paid by Buyer to Sellers (adjusted for any prior adjustment to the purchase price received by Buyer or Sellers pursuant to Section 4.01 above).

         4.03 POST-CLOSING PRICE PROTECTION. To the extent that within the nine (9) month period after the Closing Sellers' employer customers terminate their coverages with the Buyer (other than at normal renewal dates, and terminations of some Buyer plans while continuing in others) (hereinafter "Terminating Employers"), then Buyer shall receive a post-closing credit to the Purchase Price (to be paid by Sellers on settlement of the Final Balance Sheet) in an amount equal to $400 for each covered member in a Terminating Employer's group; provided that no credit shall be given for the first 5,000 members in the aggregate within all Terminating Employer groups.

         4.04    PAYMENTS; INTEREST.  Any post-closing payments pursuant to
Section 4.02 shall be paid by wire transfer of immediately available funds within five (5) days of determination of any amount due Buyer or Sellers together with interest thereon from the Closing Date at the Prime Rate as defined in Section 13.05.

         4.05    CLOSING PRO-RATIONS.  The following items shall be adjusted at
Closing:

                 (a) To the extent that such amounts have not been reflected as liabilities on the Estimated Balance Sheet, Sellers shall pay to Buyer at Closing those amounts representing unearned prepaid premiums on all health care benefits under Insurance Contracts provided by Sellers.

                 (b) Final payroll for all Transferred Employees shall be pro-rated between Sellers and Buyer based upon the working days attributable to each to Closing. Based upon Sellers' vacation policy now in effect, an appropriate accrual shall be made for all vacation leave earned through Closing and Sellers shall pay such amount to Buyer at Closing and Buyer shall assume Sellers' obligations for such vacation. Sellers shall have adopted a policy granting employees a right to a certain portion of sick leave accumulated through the Closing Date; may pay cash to employees for part of such sick leave; and shall accrue the remaining value of such sick leave on the Estimated and Final Balance Sheets; and shall set aside such amount from the proceeds of Closing in a Sick Leave Reserve Account administered by the Foundation. Employees of Seller who become employees of Buyer will be entitled to sick leave under Buyer's leave policy as new hires with credit for prior service, plus such credit with respect to each employee as has been accrued by Sellers prior to Closing. As such employees use sick leave, Buyer shall be paid from the Sick Leave Reserve Account the value of such sick leave, up to the limit of the total amount in the Sick Leave Reserve Account.

                 (c) Standard Oregon real estate pro-rations of taxes, rent, escalation and other items related to Seller's real estate and office space shall be pro-rated at Closing.

         4.06 EXCLUSION OF NON-TRANSFERRED ASSETS. As provided in Section 2.10, Sellers and Buyer agree that all assets held for the CRSF Reserves (and any operational responsibilities or liabilities relating thereto), except for certain cash and Acceptable Financial Assets to be transferred to Buyer pursuant to Section 2.09 (the "Non-Transferred Assets") will be retained by Sellers. The Adjusted Purchase Price shall in all cases be determined by excluding the book value of the Non-Transferred Assets from the Estimated and Final Balance Sheets.

5.       SELLERS' OR BUYER'S DELIVERIES; FURTHER ASSURANCES.

         5.01    SELLERS' DELIVERIES.  At Closing, Sellers shall deliver to
Buyer:

                 (a) a bill of sale in the form of Exhibit 5.01(a) attached hereto;

                 (b) certified copies of all corporate action evidencing Sellers' authorization of this Agreement and the transactions contemplated hereunder;

                 (c) copies of the Articles of Incorporation, and any amendments thereto, of Sellers certified by the Secretary of State of Oregon, and the Bylaws (with any amendments thereto) of Sellers, certified by the Secretary of Sellers;

                 (d) a certificate dated as of Closing and executed on behalf of Sellers by a duly authorized officer of each stating that:
                 (i) all of the representations and warranties made by Sellers in this Agreement and in any Schedule hereto (as the same have been amended) are true and correct on and as of Closing with the same effect as though such representations and warranties had been made as of such Closing, except with respect to the transactions and matters required or contemplated by this Agreement; and, (ii) Sellers have performed and complied with all of their obligations under this Agreement which are to be performed or complied with prior to or on Closing;

                 (e) such other instrument or instruments of transfer, in such form as shall be necessary or appropriate to vest in Buyer marketable title to the assets conveyed hereunder;

                 (f) certificates issued by appropriate governmental authorities evidencing: (i) the corporate existence of Sellers as nonprofit corporations in the State of Oregon; and
                 (ii) the appropriate licensure and good standing of Sellers with Oregon's and Washington's Insurance Departments as of a date not more than ten (10) days prior to Closing;

                 (g) the Assumption Reinsurance Agreements between each of Sellers and Buyer in the form of Exhibits 2.01-1 and 2.01-2;

                 (h) an opinion from Messrs. Lane Powell Spears Lubersky, counsel to Sellers, in the form of Exhibit 10.05;

                 (i)   evidence of all of Sellers' approvals referred to in
                 Schedule 6.17 and Section 6.18;

                 (j) the Non-Competition Agreements referred to in and required by Section 11, in the form of Exhibit 11;

                 (k) the assignments of contracts referred to in Section 2.05;

                 (l) transfers and assignments of all of Sellers' owned and leased computer software including, without limitation, the software listed on Schedule 6.10;

                 (m)  the Comfort Letter in the form of Exhibit 10.10;

                 (n) the Estimated Balance Sheet and Historical Financials as required by Section 2.07;

                 (o) assignments of the lease to Sellers' offices with appropriate estoppel certificates of the lessors of such property and assignments of all computer leases and other material operating leases; and

                 (p) documents implementing the security interest in the "A Account" described in Schedule 10.18.

         5.02    BUYER'S DELIVERIES.  At Closing, Buyer shall deliver to
Sellers:

                 (a) wire transfer funds in the amount of the Adjusted Purchase Price due in accordance with Sections 3 and 4 hereof;

                 (b) a certificate dated as of Closing and executed on behalf of Buyer by a duly authorized officer, stating that: (i) all of the representations and warranties made by Buyer in this Agreement are true and correct on and as of Closing with the same effect as though such representations and warranties had been made and given on Closing; and, (ii) Buyer has performed and complied with all of its obligations under this Agreement which are to be performed or complied with prior to or on Closing;

                 (c) the Assumption and Reinsurance Agreements in the form of Exhibits 2.01-1 and 2.01-2;

                 (d) an opinion from Sheehan Phinney Bass + Green, Professional Association in the form of Exhibit 9.03;

                 (e) certificates issued by appropriate government authorities evidencing: (i) the corporate existence and good standing of Buyer as a foreign corporation qualified to transact business in Oregon as of a date not more than ten (10) days prior to Closing and (ii) the corporate existence of Buyer's HCSC subsidiary as a corporation in Oregon as of a date not more than ten (10) days prior to Closing (iii) the appropriate licensure as an HCSC and a health maintenance organization ("HMO") of Buyer's HCSC subsidiary in Oregon and Washington;

                 (f)  evidence of all of Buyer's approvals referred to in
                 Section 7.03 and Schedule 7.03.

         5.03 FURTHER ASSURANCES. Following Closing, at the request of the other party, Buyer or Sellers shall deliver such further documents and take such reasonable action (not including litigation) as may be necessary or appropriate: (i) to confirm the sale, transfer, assignment, conveyance, and delivery of the Transferred Business and Assets purchased by Buyer pursuant to this Agreement; (ii) to vest in Buyer marketable right, title, and interest in and to the Transferred Business and the Assets; and (iii) to fully and completely consummate the transactions as set forth herein.

6.       REPRESENTATIONS AND WARRANTIES OF SELLERS.

         Sellers jointly and severally represent and warrant to Buyer as follows:

         6.01 CORPORATE ORGANIZATION; ETC. Sellers are nonprofit corporations duly organized, validly existing and in good standing under the laws of the State of Oregon and have all requisite corporate power and authority to carry on their businesses as they are now being conducted and to own, operate and lease their properties.

         6.02 CAPITALIZATION. Each Seller is a non-stock, nonprofit corporation. There are no shares of capital stock of each Seller outstanding and there are no outstanding options, warrants or other rights to purchase or acquire any capital stock.

         6.03 SUBSIDIARIES. Except as set forth on Schedule 6.03, Sellers have no subsidiaries.

         6.04 FINANCIAL STATEMENTS. The audited consolidated balance sheets of Sellers as of December 31, 1994 and 1995 and the audited consolidated statements of operations, changes in reserves and cash flows of Sellers for the years ended December 31, 1993, 1994 and 1995 each have been or will be (in the case of the 1995 financials) prepared in accordance with GAAP applied on a consistent basis and do or will fairly present the financial position of Sellers as of said dates and the results of its operations and cash flows for the periods then ended. The Estimated Balance Sheet, when delivered, will have been prepared in accordance with GAAP applied on a consistent basis using the Supplemental Accounting Principles and will fairly present the financial position of Sellers as of the dates reflected thereon and the results of Sellers' operations and cash flows for the periods then ended. Except as shown on Schedule 6.04, there are no pre-paid expense items or other assets of any character carried on the books of Sellers as of December 31, 1994 or 1995 or on the Estimated Balance Sheet which will have to be written off (in whole or in part) within the four year period following Closing.

         6.05 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent specifically reflected, reserved against or disclosed in the Estimated Balance Sheet or shown on a Schedule hereto, (but excluding claims fully and adequately covered by insurance), each Seller does not as of the date of such Estimated Balance Sheet or schedule (and will not as of Closing) have any indebtedness, liabilities, or obligations of any nature, whether accrued, absolute, or contingent, and whether due or to become due, including, but not limited to, unearned premiums, prepaid commissions, disputed or contingent liabilities, or taxes ("Liabilities"). Except as set forth in Schedule 6.05 hereto, there are no Liabilities of any nature in any amount not fully reflected or reserved against in the Estimated

Balance Sheet. Except as set forth in Schedule 6.05 hereto, each Seller has not guaranteed or assumed any debt or obligation of any other person, partnership, corporation, or other entity.

         6.06    ABSENCE OF CERTAIN CHANGES.  Except as set forth in Schedule
6.06 hereto, since December 31, 1994, there has not been (i) any Material Adverse Effect on either Seller or (ii) any damage, destruction, or loss to any of the properties or assets of each Seller, whether or not covered by insurance, resulting in an aggregate loss of $100,000 or more, or (iii) any labor trouble (including, without intending any limitation, any negotiation, or request for negotiation, for any representation or any labor contract) affecting each Seller.

         6.07    CORPORATE RECORD BOOKS, ETC.   Each Seller's minute books, all
of which have been shown to Buyer, are in good order and with all necessary signatures, set forth all meetings and actions taken by the respective members and directors of each Seller and properly record all corporate action which should be reflected therein. Complete and correct copies of the Articles of Incorporation of Sellers and the Bylaws of each Seller, as amended to the date hereof (certified by its Secretary), have been delivered to Buyer by Sellers.

         6.08 TITLE TO ASSETS; LIENS. A true, correct and complete list and description of all machinery, equipment, vehicles and personal property owned by each Seller are set forth in Schedule 6.08 separately delivered to Buyer and signed by representatives of all parties. Each Seller owns no real property. Except as set forth in Schedule 6.08, each Seller has good and marketable title to all its owned or leased properties and assets, tangible, and intangible, including all assets reflected in the December 31, 1994 financial statements, (except as disposed of after December 31, 1994, in the ordinary course of business) and in the Estimated Balance Sheet, free and clear of any mortgage, pledge, lien, security interest, lease, charge, easement, encumbrance, conditional sale, or other title retention agreement. Except as set forth and identified in Schedule 6.08, all of the Assets, tangible and intangible, necessary for the conduct of the Transferred Business as now conducted are owned or leased by each Seller, and except as set forth in Schedule 6.08, Sellers' rights, title and interest to all property or assets owned or leased by Sellers will in no way be affected by this Agreement or the transactions contemplated herein. Except as set forth in Schedule 6.08, there are no outstanding commitments of Sellers relative to the purchase, sale, mortgage, or lease of any real property.

         6.09 LEASES OF REAL AND PERSONAL PROPERTY. A true, correct, and complete list and brief description of all leases of real property, and leases of any personal property, to which each Seller is a party, either as lessor or lessee, are set forth in Schedule 6.09 hereto. All such leases are valid and effective in accordance with their respective terms. Except as set forth in
Schedule 6.09, the continuation, validity, and effectiveness of each such lease will in no way be affected by this Agreement or the transactions contemplated herein. Sellers have furnished to Buyer complete and correct copies of each such lease to which each Seller is a party. Except as set forth in Schedule 6.09, each Seller's interest in such leases as either lessor or lessee is subject to no mortgage, pledge, lien, security interest, lease, charge, easement, encumbrance, conditional sale, or other agreement. Except as set forth in Schedule 6.09, to each of Seller's knowledge there are no existing, claimed, purported, or alleged defaults or events of default or state of facts which with notice or lapse of time, or both, would constitute defaults thereunder. Except as set forth in Schedule 6.09, each Seller has not received notice and it is not otherwise aware of any claimed or purported or alleged default or state of facts which with notice or lapse of time, or both, would constitute a default on the part of any party in the performance of any material obligation to be performed or paid by any party with respect to any such lease. Except as set forth in Schedule 6.09, at Closing, Sellers shall have the legal right (without further consent or other approval of any other party) to possession and quiet enjoyment of such premises and properties under such leases.

         6.10 COMPUTER SYSTEMS. Except as set forth in Schedule 6.10, Sellers' computer systems are presently serving Sellers adequately with no unusual equipment failure or lack of response time; to each Sellers' knowledge no equipment or programming upgrades are required to efficiently operate such systems through 1996. Schedule 6.10 hereto sets forth a true and complete listing of all computer hardware and computer software programs used in the conduct of the Transferred Business which were licensed primarily for such use and which will be transferred to Buyer hereunder, except for commercially available programs that may be licensed for a fee of less than $1,000.
Schedule 6.10 hereto sets forth whether each such computer software program is
(i) licensed by Sellers from a third party or (ii) licensed by a third party and assigned by such third party to Sellers in accordance with the terms of such licenses (collectively referred to herein as the "Licensed Software"). With respect to Licensed Software (i) there are no infringement suits, actions or proceedings pending or, to the knowledge of each Seller, threatened against Sellers, with respect to the software and (ii) each Seller has the full right, power and authority to assign the Licensed Software to Buyer as contemplated in this Agreement, subject to the prohibitions against assignment set forth in the agreements evidencing the license and sublicense of the Licensed Software to Sellers. Schedule 6.10 also includes all of the computer software programs owned by Sellers that are used to support the Transferred Business (the "Owned Software"). The computer hardware and computer software described on Schedule
6.10 (together with those commercially available items that would have been required to have been described on such schedule but for the established materiality threshold), include all of the computer hardware and computer software used by Sellers to conduct the Transferred Business in the manner it is presently conducted.

         6.11 INSURANCE. A true, correct and complete list and brief description (including annual premiums, insurer, agent, coverage, expiration date) of each Seller's insurance policies (including reinsurance and stop-loss arrangements) in effect during the period subsequent to December 31, 1993 are set forth in Schedule 6.11 hereto. Except as set forth in Schedule 6.11 to each Sellers' knowledge, there is no default or claimed, purported or alleged material default or state of facts which with notice or lapse of time, or both, would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any policy referred to in or submitted as a part of Schedule
6.11 and each Seller has not received or given notice of any default or claimed, purported or alleged default or state of facts which with notice or lapse of time, or both, would constitute a default on the part of any party in the performance or payment of any obligation to be performed or paid by any party under any policy referred to in or submitted as a part of Schedule 6.11.

         6.12 TRADEMARKS, COPYRIGHTS, ETC. Except as shown on Schedule 6.12, each Seller does not own or employ in its business any trademarks, copyrights or similar rights.

         6.13 LICENSES, FRANCHISES AND PERMITS. A true, correct and complete list and brief description of (i) the licenses, and other regulatory authorizations necessary for the conduct of the Transferred Business as presently being conducted and necessary for the conduct of the duties of its employees on behalf of Sellers (including without limitation, agent's and broker's licenses of its sales agents and employees) (collectively the "Licenses") and (ii) all conditions, limitations and restrictions (oral or written) imposed by any regulatory authority on the Transferred Business are set forth in Schedule 6.13 hereto. Except as set forth in Schedule 6.13, each Seller has all Licenses necessary for the conduct of its business as now conducted. All such Licenses are valid and in full force and effect. Except as set forth in Schedule 6.13, there are no agreements with or orders by any regulatory authorities prohibiting or restricting the conduct of the Sellers' Transferred Business. To the best of Seller's knowledge, each Seller and its employees have not breached any provision of, are not in default of the terms of, and have not engaged in any activity which would cause revocation or suspension of, any such Licenses and no action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending or, to the best of Sellers' knowledge, threatened. To the best of Sellers' knowledge, no such Licenses issued by any governmental authority to each Seller or to any of its present employees who presently holds such a license and uses it in the Transferred Business has ever been revoked, suspended or rescinded.

         6.14 EMPLOYEE RELATIONS. Separately delivered (and signed by the parties) as Schedule 6.14 is a true, correct and complete payroll roster of all employees of each Seller as of January 1, 1996, showing the rate of pay for each such person entitled to receive compensation from each Seller, and the gross payments made to each such person for the periods set forth above. No increases in such salaries have been given since June 30, 1995, except for increases in the ordinary course of business and from Seller's current compensation review program (such increases not to have a total annual effect exceeding $350,000 exclusive of salaries for new positions). Each Seller is not a party to any contract with any of its employees, agents, consultants, officers, salespeople, sales representatives, distributors, or dealers that is not cancelable by such Seller without penalty or premium on not more than thirty (30) days notice, except as set forth in Schedule 6.14 or attached thereto. Except as set forth in Schedule 6.14, each Seller has not promulgated any policy or entered into any agreements relating to the payment of severance pay to employees whose employment is terminated or suspended, voluntarily or otherwise, and each Seller has not promulgated any profit sharing, retirement, workers' compensation, disability, stock purchase, bonus, deferred compensation, health care, life insurance, or other similar plans, agreements, policies or arrangements providing benefits for its employees. Each Seller is not a party to any collective bargaining agreement covering or relating to any of its employees and has not recognized, has not been required to recognize, and has not received a demand for recognition by any collective bargaining representative, except as set forth on
Schedule 6.14. Each Seller has or will have accrued (in accordance with GAAP, consistently applied) in the Historical Financials and the Estimated and Final Balance Sheets all liability for all employee bonus, vacation, sick time, compensatory time, deferred compensation, disability, health care, profit sharing, retirement, or any other similar benefit for its employees which would be payable to such employees upon their termination from employment. Each Seller has to its knowledge, complied with all applicable domestic laws, rules, or regulations relating to employment, including those relating to wages, hours, collective bargaining and the withholding and payment of taxes and contributions. Each Seller has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and there are no arrearages of wages or any tax or penalty for failure to comply with the foregoing owed by it with respect to employees. Except as set forth on
Schedule 6.14, there are no controversies pending or to each Seller's knowledge, threatened between each Seller and any of its employees, any labor unions or other collective bargaining agents representing or purporting to represent its employees. Except as set forth on Schedule 6.14, none of the senior management of each Seller has resigned or to each Seller's knowledge threatened to resign since January 1, 1995.

         6.15 LITIGATION, COMPLIANCE WITH LAWS. Except to the extent set forth in Schedule 6.15 hereto (which Schedule contains a true, correct and complete list and description), there is no suit, action, litigation, administrative action, arbitration, or other proceeding pending or to Sellers' knowledge threatened in writing involving each Seller (either individually or as a member of a group) involving more than $10,000 individually or $100,000 in the aggregate. Each Seller is in material compliance with, and is not in default in any material respect under, any federal, state or local laws, regulations, ordinances, requirements, or orders applicable to its business, operations, or properties. Each Seller has not received notice and it has no knowledge of any claimed violation or default with respect to any of the foregoing. Except as set forth on Schedule 6.15, there is no investigation or review pending or to each of Seller's knowledge threatened by any governmental entity with respect to each Seller relating to the Transferred Business, nor has any governmental entity indicated to Sellers an intention to conduct the same. Except as set forth on Schedule 6.15, there are no filed grievances, disputes, or litigation pending

(or threatened in writing) against each Seller involving claims from accounts, clients, covered persons, or members of each Seller relating to coverage of health claims or any claim for punitive, exemplary or other extra-contractual damages which could result in any liability in excess of $25,000.

         6.16    CAPACITY; AUTHORIZATION AND EFFECT.   Each Seller has all
requisite corporate power and authority to enter into this Agreement and the agreements referred to herein (for the purpose of this Section 6.16 collectively referred to as the "Agreements"), and to perform all of its obligations hereunder. The Board of Directors of each Seller has duly authorized the execution and delivery of the Agreements and the consummation and performance by each Seller of its obligations thereunder and no other corporate proceedings other than as shown on Schedule 6.16 on the part of each Seller are necessary to authorize the Agreements and the performance by each Seller of its obligations thereunder. The Agreements, when executed and delivered by Sellers will be legal, valid and binding agreements of each Seller, enforceable against each Seller in accordance with their terms, except that: (i) the enforceability thereof may be subject to bankruptcy, insolvency, fraudulent conveyance, equity of redemption, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

         6.17 COMPLIANCE WITH OTHER INSTRUMENTS, ETC. Subject to obtaining the consents listed in Schedules 6.09, 6.16 and 6.17 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will: (i) conflict with or result in any violation of or constitute a default under any term of the Articles of Incorporation or Bylaws of each Seller (each as amended), or any material agreement, loan or credit agreement, mortgage, indenture, franchise, license, permit, authorization, lease, or other instrument, writ, injunction, determination, award, judgment, decree, order, law, rule, or regulation by which each Seller is bound; (ii) result in the creation or imposition of any material lien, security interest, charge, encumbrance, restriction, or claim of any nature upon, or give to others any material interest or rights, including rights of termination or cancellation, in or with respect to, any of the properties, assets, businesses, or prospects of each Seller sold herein or
(iii) violate or conflict with any other material restriction to which each Seller is subject.

         6.18 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. Except for: (i) the filing of appropriate documents to effect the transactions contemplated herein as required by the laws of the State of Oregon, (ii) the approval of the Oregon and Washington Insurance Departments, (iii) the approval of the Attorney General of Oregon and (iv) the filing of a Pre-Merger Notification pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 ("Hart-Scott"), and the consents and approvals listed in Schedule 6.18, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be obtained or made by each Seller in connection with the execution, delivery and performance of this Agreement and the transactions contemplated herein by Sellers.

         6.19    ADVERSE RESTRICTIONS, ETC.  Except as set forth in Schedule
6.19 and except for restrictions in its Articles of Incorporation, as amended, each Seller is not subject to any charter or other corporate agreement or any foreign or domestic judgment, order, writ, injunction, or decree which results in a Material Adverse Effect to each Seller.

         6.20 AGREEMENTS, ETC. Except for agreements cancelable on not more than 90 days' notice without penalty or involving total payments under each agreement of less than $10,000, set forth in Schedule 6.20 is a true, correct and complete list and brief description as to the following: (i) all bonus, incentive compensation, profit-sharing, retirement, pension, group insurance, death benefit, severance or other fringe benefit plans, deferred compensation and post-termination obligations and trust agreements relating to each Seller, in effect or under which any amounts remain unpaid on the date hereof or are to become effective after the date hereof; (ii) all collective bargaining agreements of each Seller with any labor union or other representative of employees, including local agreements, amendments, supplements, letters, and memoranda of understanding of all kinds and all employment and consulting contracts; (iii) any agreements, contracts, arrangements, commitments, or obligations, oral or written, limiting each Seller's freedom to compete in any line of business or with any person, or in any way providing for a joint venture, partnership or other joint enterprise; (iv) all contracts with participating employers, trusts or other groups which have employees covered or benefits administered by each Seller; (v) all agreements, contracts, arrangements, commitments, or obligations, oral or written with all physicians, hospitals and other health care providers rendering services to each Seller; and (vi) all other agreements, contracts, arrangements, commitments, or obligations, oral or written, relating to each Seller, its business, operations, prospects, properties, assets, or condition (financial or otherwise) in which each Seller or any officer or director of each Seller, has any interest, direct or indirect, including a description of any transactions between each Seller and any entities in which such officers or directors have any interest; and (vii) all agreements, contracts, arrangements, commitments, or obligations, oral or written, of each Seller (not otherwise required to be listed here) which could have a Material Adverse Effect on the Transferred Business. Except as set forth in Schedule 6.20, the continuation, validity and effectiveness of the contracts, plans, or other instruments set forth in
Schedule 6.20 will in no way be affected by this Agreement or by the transactions described herein. Except as set forth in Schedule 6.20, for any payment defaults by insured subscribers or employers, and for other payment defaults not exceeding $10,000 in the aggregate: (i) to each Seller's knowledge, there is no default or state of facts which with notice or lapse of time, or both, would constitute a default on the part of each Seller (or to each Seller's knowledge on the part of any party other than each Seller) in the performance of any obligation to be performed or paid by any party under any contracts, plans, or other instruments or arrangements referred to in or submitted as a part of Schedule 6.20; (ii) each Seller has not received or given notice of any material default or claimed or purported or alleged material default or state of facts which with notice or lapse of time, or both, would constitute a material default on the part of any party in the performance or payment of any obligation to be performed or paid by any party under any contracts, plans, or other instruments or arrangements referred to in or submitted as a part of Schedule 6.20; (iii) no contracts, agreements, arrangements, or obligations required to be disclosed as part of Schedule 6.20 between each Seller and any director, officer or Affiliate of each Seller are on terms other than at arms-length and at usual and customary rates.

         6.21 POWERS OF ATTORNEY. Except as set forth on Schedule 6.21, each Seller does not have any power of attorney (whether general or special) outstanding with respect to any matter.

         6.22 PREPAID COMMISSIONS. Except as set forth on Schedule 6.22, there are no liabilities for prepaid commissions due sales agents or brokers in connection with any products written by each Seller.

         6.23    BANK, MONEY MARKET AND BROKERAGE ACCOUNTS.  Set forth in
Schedule 6.23 hereto is a true, correct and complete list showing the name and address of each banking institution, mutual fund or stock brokerage firm in which each Seller has accounts or safe deposit boxes, the account numbers or box numbers relating thereto, and the name of each person authorized to draw thereon or to have access thereto. There are no credit cards issued to each Seller, any employees, officers or agents of each Seller, any employee of each Seller or any other person or entity under which Sellers have any current or potential future liability except as listed on Schedule 6.23.

         6.24 ERISA/BENEFITS. Schedule 6.24 contains a true, correct and complete list and brief description of "employee pension benefit plans" (as defined in "ERISA"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other employee benefit plans maintained by each Seller (all the foregoing being herein called "Employee Benefit Plans") maintained or contributed to by each Seller. Each Employee Benefit Plan has been administered in all respects in accordance with its terms and is in compliance in all respects with the currently applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). All reports, returns and similar documents with respect to the Employee Benefit Plans required to be filed with any government agency or distributed to any Employee Benefit Plan participant have been duly and timely filed or distributed. To the knowledge of each Seller, there are no investigations by any government agency, and no termination proceedings or other claims, suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any liability to each Seller or such Employee Benefit Plan. Except as disclosed on Schedule 6.24, all the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the Plans and the trusts related thereto are exempt from Federal income taxes, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or increase its cost. Except as disclosed on Schedule 6.24, no Employee Benefit Plans have been terminated and to each Seller's knowledge, there have not been any "reportable events" (as defined in Section 4043 of ERISA and the regulations there) with respect thereto and no Employee Benefit Plan has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code or any unfunded liability of any kind, and no liability under Title IV of "ERISA" has been incurred by the Sellers (or by any trade or business, whether or not incorporated, that would be deemed a "single employer" with a Seller within the meaning of Section 4001 of ERISA) that has not been satisfied in full, and no condition exists that presents a material risk to the Sellers or any such trade or business of incurring a liability under Title IV of ERISA, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

         6.25 ACCOUNTS RECEIVABLE. All of the net accounts receivable on the books of each Seller are valid accounts arising in the ordinary course of business and, to each Seller's knowledge, none is subject to any defense, counterclaim or off-set of any kind. Each Seller has no accounts receivable from any director, officer or Affiliate of each Seller, except as set forth on
Schedule 6.25.

         6.26 DEBT OBLIGATIONS. Set forth on Schedule 6.26 is a true, complete and accurate list setting forth each instrument defining the terms on which debts for borrowed funds (not including trade debt) of, or guarantees of the debts of third parties by, each Seller have been issued, and the name of the lender and the current amount outstanding on all such obligations, including, without limitation, term loans, revolving credit agreements, notes, or other financing vehicles, but excepting contracts with providers and insurance policies.

         6.27    ENVIRONMENTAL MATTERS.   Each Seller has stored, handled and
disposed of all hazardous waste in compliance in all material respects with all applicable federal, state and local laws, regulations and ordinances. To each Seller's knowledge, each Seller's leased real property, or any portion thereof, is not in violation of any law regarding environmental matters, and no event has occurred or is occurring which could give rise to any such action, order, proceeding, violation. Each Seller has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes. Each Seller is in material compliance with all terms and conditions of the required permits, licenses and authorizations, and is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

         6.28    TAXES.  Each Seller is a tax-exempt organization as defined in
Section 501(c)(4) of the Code and except as noted in Schedule 6.28: (i) each Seller is in full compliance with all applicable federal and state laws, regulations, rulings and orders pertaining to the operation of a tax-exempt entity, such as Sellers, including without limitation, requirements as to private benefit, inurement, self-dealing, conflicts of interest and other applicable requirements; (ii) there have been properly completed and filed on a timely basis and in correct form all tax returns, information returns or other required information or filings required to be filed by each Seller on or prior to the date hereof (the "Returns"); (iii) as of the time of filing, the foregoing Returns correctly reflected all information regarding the income, business, assets, operations, activities or status of each Seller or any other information required to be shown thereon; (iv) with respect to all amounts in respect of taxes imposed on or for which each Seller is or could be liable, whether to taxing authorities (as, for example, law) or to other persons or entities (as, for example, tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before Closing, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by each Seller to taxing authorities or others on or before the date hereof have been paid; (v) no notices of deficiency have been issued by (or are currently pending before), and no proceedings are currently pending before, any taxing authority in connection with any of the Returns relating to each Seller; (vi) no waivers of statutes of limitation with respect to the Returns have been given by or requested from each Seller. Consummation of the transactions pursuant to this Agreement will in no way have any affect on the Assets or the Buyer after Closing.

         6.29 BOOKS AND RECORDS. Except as shown on Schedule 6.29, all of the corporate, financial and business records of each Seller are located at 12901 SE 97th Avenue, Clackamas, Oregon.

         6.30    PENDING PROPOSALS.   Each Seller has made available to Buyer
for inspection a complete list and brief description of all material pending proposals for new business or renewals of existing accounts.

         6.31 CERTAIN FEES AND EXPENSES. Neither Sellers nor any of their respective officers, directors or employees has incurred any claims for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby nor any other obligations for professional services of any kind except to Shamrock Investments.

         6.32 MANAGEMENT LETTER(S). Except as set forth on Schedule 6.32, each Seller has received no management letters from KPMG Peat Marwick in relation to its financial statements. All of the matters noted in any such management letters have been complied with or totally resolved.

         6.33 ARRANGEMENTS FOR STOP-LOSS INSURANCE. Shown on Schedule 6.33 is a true, correct and complete list and brief description of all contracts, agreements or arrangements, oral or in writing, in any way related to the provision of so-called stop-loss health insurance or re-insurance maintained by each Seller for itself or for the benefit of any self-funded employer accounts for which it administers claims. To the knowledge of each Seller, each Seller has no liability under any such stop-loss or re-insurance arrangements, except as to defined retentions.

         6.34 SUBSCRIBER CONTRACTS. Each Seller has provided to Buyer copies of its standard employer and other group agreements and the form numbers for such contracts are listed on Schedule 6.34. Except as shown on Schedule
6.34 (which Schedule contains a true, correct and complete list and brief description), there are no agreements with employers or other groups on terms materially different than as provided in such standard employer agreements.

         6.35 COVERED LIVES/SUBSCRIBERS. As of September 30, 1995, Sellers had a total of 109,575 Covered Lives of which PACC HMO had 33,217 HMO members and 25,358 other Covered Lives and PACC Health Plans had -0- HMO members and 50,950 other Covered Lives. A deficiency in any of these numbers up to 1,000 lives shall be deemed immaterial.

         6.36 PHYSICIAN AND HOSPITAL AGREEMENTS AND RELATIONSHIPS; OTHER HEALTH CARE PROVIDER AGREEMENTS AND RELATIONSHIPS.

                 (a) Each Seller has in effect standard physician agreements in the forms which have been provided by each Seller to Buyer and which are listed in Schedule 6.36(a); all such physicians have entered into the agreements in the forms provided and no physician has any materially different arrangement with Sellers. All previous payments from the PACC HMO and PACC Health Plans CRSF Reserves have been in full compliance with the policies establishing such CRSF Reserves and to each Seller's knowledge, are in compliance in all material respects with all requirements of law, regulation or administrative order or approval governing same and all returns of physician current year withholds (or so-called "supplementary payments") have been made in accordance with any applicable regulatory requirements.

                 (b) Each Seller has in effect hospital agreements in the forms which have been provided by each Seller to Buyer and which are listed in Schedule 6.36(b); no hospital has entered into an agreement in any form other than those which have been provided to Buyer and no hospital has any different arrangement with Sellers.

                 (c) Each Seller has in effect health care provider agreements (other than physician and hospital agreements shown above) in the forms which have been provided by each Seller to Buyer and which are listed in Schedule 6.36(c); no health care provider has entered into an agreement in any form other than those which have been provided to Buyer and no such provider has any different arrangement with Sellers.

         6.37 BROKERS AND AGENTS. Schedule 6.37 lists all persons through which each Seller places or sells products with premium volume in excess of $100,000 per year. To each Seller's knowledge, no such broker/agent has indicated any unwillingness to participate with Buyer in connection with the Transferred Business. Each Seller has no financial obligations to any person with respect to existing or future Transferred Business, except as recorded as a liability on the 1995 financial statements and the Estimated Balance Sheet and as described in Schedule 6.37. Except as indicated in Schedule 6.37, each Seller is not a party to any fronting, quota-sharing or similar agreement to place or sell insurance for the full or partial benefit of any other insurance company.

         6.38 AUTHORITY. The delivery to Buyer of the Agreement and the documents referred to therein including, without limitation, the Assumption Reinsurance Agreements, will transfer valid title to the HCSC and other contracts comprising the Transferred Business, and all of the Assets of the Transferred Business as defined in Section 2.01, free and clear of any options, liens, trusts, encumbrances, security interests, charges and claims of any kind other than the rights of policyholders and other matters specifically set forth herein and in schedules appended hereto.

         6.39 REINSURANCE. Attached as Schedule 6.39 is a list of every policy of reinsurance or other agreement allocating insurance risk which relates to existing or future policies written as part of (or related to) the Transferred Business.

         6.40    MATERIAL ADVERSE  CHANGES OR EFFECT.   Except as set forth on
Schedule 6.40, each Seller has no knowledge of any matter which may result in a Material Adverse Effect on each Seller or the Transferred Business.

         6.41 OPERATION OF THE TRANSFERRED BUSINESS. All of the activities and operations and all of the assets related to the Transferred Business have been at all times and now are owned or conducted only by Sellers and by no other legal entity in whole or in part. Except as set forth in Schedule 6.41, all HCSC, insurance and other healthcare contracts included in the Transferred Business as now in force are in all material respects, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto. True, complete and correct copies of such forms have been furnished or made available to Buyer, the reference numbers of such forms are listed on Schedule
6.41 hereto and there are no other forms of insurance contracts used in connection with the Transferred Business. Except as set forth in Schedule 6.41, premium rates established in connection with the Transferred Business which are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

         6.42    GOVERNMENT CONTRACTS.    Except as set forth in Schedule 6.42
hereto, each Seller is and has operated in full compliance in all material respects with all contractual, statutory, regulatory and other requirements applicable to each Seller as a provider of HCSC or other insurance coverage to employees of the federal, state and local governments and subdivisions and to beneficiaries under programs sponsored or administered by any such governments or subdivisions thereof (collectively "Government Contracts") and is subject to no claim for a penalty, fine, return of premium, repayment of costs charged, renegotiation of charges or fees, change in claims or billings as a result of audit, adjustment, charge, retroactive restatements of costs or charges, or other liability in respect of any Government Contract.

         6.43 MEDICARE SECONDARY PAYOR. Without in any way limiting the generality of other representations and warranties made herein by Sellers, all actions taken or failed to have been taken by each Seller or its Affiliates or agents in connection with the insuring or administration of healthcare plans maintained for each Seller's employer clients or other clients have been taken or omitted in complete compliance in all material respects with the so-called "Medicare Secondary Payor Rules" all applicable federal laws, as supplemented by the regulations of the Department of Health and Human Services concerning Medicare Secondary Payor liability ("Secondary Payor Rules"); no healthcare plan administered or insured by each Seller has any liability of any nature (including but not limited to, any liability under the Internal Revenue Code, ERISA, the Social Security Act and Age Discrimination in Employment Act) to the United States of America or to any other person or entity with respect to the Secondary Payor Rules. Neither Sellers nor their Affiliates or agents have incurred any liability with respect to acts taken or omitted prior to Closing under existing or prior contracts with their employer clients or other clients for any excise tax liability under Section 5000 of the Internal Revenue Code.

         6.44 FAIRNESS OPINION. Sellers have received a written opinion from Shamrock Investments dated as of the date of this Agreement which confirms that the terms of this Agreement are fair to both Sellers and such opinion has not been modified or withdrawn.

         6.45 LEASED PREMISES. Except as set forth in Schedule 6.45 hereto, in connection with the headquarters premises at Clackamas, Oregon (the "Leased Premises") (i) Sellers have occupied, maintained and operated, and made any improvements on, the Leased Premises in compliance with all material applicable laws (including but not limited to building codes, life safety codes and ADA requirements) regulations, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions, covenants, reservations and easements, and the Sellers have not received any notice, written or verbal, claiming any material violation of any of the same or requesting or requiring the performance of any repairs, alterations, or other work in order to so comply;
(ii) to each Seller's knowledge, all improvements, if any, made by Sellers to the Leased Premises have been constructed in a good and workmanlike manner, are free from defects in workmanship and material, are structurally sound and do not require any repair or replacement other than minor routine maintenance;
(iii) to each Seller's knowledge, any and all permits, approvals and licenses required for the current use or occupation of the Leased Premises for the operation of the Transferred Business have been obtained by Sellers and Sellers are in material compliance with same; such permits, approvals and licenses (including but not limited to any certificates of occupancy with regard to any improvements located on the Leased Premises) are in full force and effect and have no material conditions that are unsatisfied, are freely transferable to Buyer, have no termination dates or provisions and true copies of all of same have been delivered to Buyer; (iv) to each Seller's knowledge, there are no zoning or other land use restrictions presently in effect or to each Seller's knowledge, proposed by any governmental authority which would impair the use of the Leased Premises for the purposes for which they are now being used; (v) to each Seller's knowledge, none of the improvements on the Leased Premises, if any, are non-conforming uses or structures; and (vi) to each Seller's knowledge, there are no actual, potential or alleged health hazards affecting the Leased Premises such as radon gas, lead paint, hazardous insulation, insect or animal infestation, inadequate air circulation/quality, methane gas or other unhealthy condition prohibited or regulated by any environmental law, and no employee has made any claims in connection therewith.

         6.46 MEMBERS/ACCOUNT HOLDERS. A list of all record owners of all accounts within the CRSF Reserves to be assumed by Buyer (together with account balances on a date not more than 30 days prior to date of this Agreement) is attached as Schedule 6.46. A mistake in individual balances which does not affect ultimate total CRSF Reserves to be assumed by Buyer by more than $10,000 shall be deemed immaterial under this Agreement. To the best knowledge of Sellers, no other person has any interest in the CRSF Reserves to be assumed by Buyer, except for persons as may make a claim by or through such designated record owners. The CRSF Reserves have been administered in compliance with the policies and procedures applicable to such Reserves.

7.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to Sellers as follows:

         7.01 ORGANIZATION; GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Hampshire.

         7.02 AUTHORITY. Buyer has full corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Buyer has duly authorized the execution and delivery of the Agreement and the consummation and performance by Buyer of its obligations thereunder and no other corporate proceedings on the part of Buyer are necessary to authorize the Agreement and the performance by Buyer of its obligations thereunder. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that (i) the enforceability thereof may be subject to bankruptcy, insolvency, fraudulent conveyance, equity of redemption, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

         7.03 GOVERNMENTAL AND OTHER CONSENTS, ETC. Except for the approvals referred to in Section 6.18 and the approvals referred to on Schedule 7.03, no consent, approval, or authorization of, or designation, declaration, or filing with, any governmental authority or other persons or entities on the part of Buyer or Healthsource is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

         7.04 COMPLIANCE WITH OTHER INSTRUMENTS, ETC. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in any violation of or constitute a default under any term of the Articles of Incorporation or Bylaws of Buyer (each as amended) or any agreement, loan or credit agreement, mortgage, indenture, franchise, license, permit, authorization, lease, or other instrument, writ, injunction, determination, award, judgment, decree, order, law, rule or regulation to which Buyer is bound; (ii) result in the creation or imposition of any lien, security interest, charge, encumbrance, restriction, or claim of any nature upon, or give to others any interest or rights, including rights of termination or cancellation in or with respect to, or otherwise adversely affect, any of the properties, assets, businesses, or prospects of Buyer, or
(iii) violate or conflict with any other restriction of any kind or character to which Buyer is subject.

         7.05 FINANCING. At the Closing and pursuant to the Healthsource, Inc. guaranty attached hereto, Buyer shall have sufficient funds to purchase the Transferred Business and the Assets under this Agreement.

8.       COVENANTS OF SELLERS AND BUYER PENDING CLOSING.

         8.01 COVENANTS OF SELLERS. For purposes of this Section 8.01, the term "reasonable best efforts" shall mean an undertaking reasonably calculated to achieve the intended result by action or expenditure not unduly burdensome in the circumstances, and specifically excludes any obligation to institute litigation. Sellers agree that from the date of this Agreement to Closing:

         (a) COOPERATION. Each Seller shall use its reasonable best efforts to cause the sale contemplated by this Agreement to be consummated, and without limiting the generality of the foregoing, to obtain all required consents, approvals and authorizations of third parties, to make all necessary filings with and give all necessary notices to third parties and to take all actions which may be necessary or reasonably required in order to effect the transactions contemplated hereby and to otherwise satisfy all of the conditions set forth in this Agreement. Without limiting the generality of the foregoing, promptly following the execution and delivery of this Agreement, each Seller shall (together with Buyer) present the transactions contemplated by this Agreement to the Insurance Departments of the States of Oregon and Washington and the Attorney General of the State of Oregon and shall use its reasonable best efforts to resolve any objections of such regulatory authority thereto to the satisfaction of such regulatory authority. All data and information concerning the business of Sellers shall be made available to Buyer on reasonable terms subject to the maintenance of confidentiality by Buyer.

         (b) MAINTENANCE OF PROPERTIES, ETC. Each Seller shall maintain all of its properties in customary repair, order, and condition, reasonable wear excepted, and shall maintain insurance upon all of its properties in such amounts and of such kinds and against such risks usually maintained and insured against by each Seller.

         (c) MAINTENANCE OF BOOKS. Each Seller shall maintain its books, accounts and records in the usual manner on a basis consistent with prior years.

         (d) ACCESS TO PROPERTIES, ETC. Subject to the assurance by Buyer regarding confidentiality and to Buyer's use of reasonable procedures to avoid undue disturbance of each Seller's operations, each Seller shall give or cause to be given to Buyer and to Buyer's counsel, accountants, investment advisors and other representatives full access during normal business hours to all of the properties, books, tax returns, contracts, commitments and records of each Seller, or copies of the same, which are related to the transactions contemplated by this Agreement, and shall furnish to Buyer copies of all such documents, certified if requested, and all such information as Buyer may from time to time reasonably request with respect to the affairs of each Seller.

         (e) CERTAIN PROHIBITED TRANSACTIONS. Prior to termination of this Agreement, each Seller shall not, without the prior written consent of Buyer (which shall not be unreasonably withheld in connection with requests under clauses (vi) through (xviii) below only): (i) discuss, solicit, encourage, or respond to any proposal for the acquisition, merger or consolidation of all or any significant part of each Seller's assets or business; (ii) provide any information to any party in connection with any such proposal; (iii) negotiate with respect to, or enter into, any contract to merge or consolidate with any other corporation or entity; (iv) negotiate with respect to, or change, the character of their businesses, or sell, transfer, or otherwise dispose of or encumber all or any substantial part of each Seller's assets; (v) negotiate with respect to, or issue or contract to issue, any debt or guarantees of debt (other than trade debt incurred in the ordinary course of business) which exceed in the aggregate Ten Thousand Dollars ($10,000) at any one time outstanding; (vi) negotiate with respect to, or enter into, any joint venture or partnership, for the conduct of each Seller's business or involving any part of the Transferred Business; (vii) pay any distribution of each Seller's assets or earnings, except for required dispositions of CRSF Funds pursuant to
         Section 2.09; (viii) sell, assign, or transfer any patents, trademarks, trade names, copyrights, or other intangible assets of each Seller;
         (ix) adopt any plan of liquidation; (x) directly or indirectly dispose of or encumber any of each Seller's assets except in the ordinary course of business; (xi) waive any right of significant value, except in the ordinary course of business; (xii) change in any material respect the method or timing on the payment of the liabilities of each Seller; (xiii) file any new license applications; (xiv) expand any existing service area; (xv) enter into any new reinsurance and stop-loss insurance agreement covering Sellers' business; (xvi) enter into any new contracts or agreements with health care providers (except for standard agreements with participating providers and the contracts required to be entered into under this Agreement); (xvii) enter into any non- competition or other agreement which may restrict in any way the conduct of the Transferred Business; (xviii) generally engage in any business practice or take any action which is not in the ordinary course of business of each Seller. If any acquisition, merger or consolidation proposal is received by Sellers, Sellers shall promptly notify Buyer of such fact and shall provide Buyer copies or a summary (if oral) of any such offers or proposals.

         (f) COMPLIANCE WITH LAWS. Each Seller shall duly comply in all material respects with all laws, regulations, and decrees applicable to it and to the conduct of its businesses.

         (g) INCONSISTENT ACTS. From the date of this Agreement to Closing, except as otherwise permitted by this Agreement, each Seller will not engage in any activity or enter into any transaction which would be inconsistent in any material respect with any representation, warranty or covenant set forth in this Agreement if such representations and warranties were made at a time subsequent to such activity or transaction and all references to the date of this Agreement were deemed to be such later date.

         (h) UNDERWRITING NEW AND RENEWAL BUSINESS. Prior to Closing each Seller shall not make any proposal or commitment for new or renewal HMO, health insurance or other health care coverage either lasting more than one year or affecting more than 1,000 lives or members with an average group premium more than 5% below the budgeted yield per member/per month for the period, without first consulting with Buyer. In addition, Sellers agree that so-called Medicare risk contracts will not be written unless supported by full capitation (as a % of Medicare premium received) contracts with hospitals covering all health care expenses payable under such contracts. Sellers also agree that no agreements with respect to the Cascadia venture or the HFEN hospitals will be signed which are not satisfactory to Buyer. A procedure to handle the foregoing items will be worked out between the Presidents of Sellers and Buyer.

         (i) CLOSING CORRECTIONS. Sellers shall update their various disclosure schedules to reflect transactions occurring after the date of this Agreement and pursuant to and in conformity with this Section
         8.01. To facilitate Closing, Sellers will provide Buyer with drafts of any changes and copies of any documents referred to therein at least two business days prior to Closing in order that Buyer may confirm the fact that such changes did in fact occur in conformity with this
         Section 8.01. No such disclosure shall have any effect for the purpose of determining the satisfaction of the conditions set forth in
         Section 10 hereof.

         (j) NO NEW CONTRACTS. Each Seller shall not enter into or assume any new contract, lease, license or commitment which by its terms requires performance subsequent to April 30, 1996 except for such matters which are within the normal and ordinary course of business or which are limited to 12 months and involve an annual monetary commitment or exposure of not more than $20,000 each or $100,000 in the aggregate; provided, however, that each Seller may inform Buyer of any proposed new contracts that it believes will be in Buyer's best interest and Buyer will not unreasonably withhold its prompt approval of such new contracts. Designees of Dr. Payson and Mr. Preizler will perform this function.

         (k) SELLERS' AGENTS. Buyer may contact insurance agents or brokers selling HCSC, insurance or other healthcare contracts, or other products issued by Sellers for the purpose of engaging such agents or brokers to act on behalf of Buyer and its Affiliates to sell contracts and products in the same lines as such HCSC, insurance or other healthcare contracts after the Closing Date. Sellers shall (i) encourage each of the agents and brokers listed on Schedule 6.37 hereto, on or prior to the Closing Date, to execute and deliver to Buyer an agency agreement in form mutually acceptable to Buyer and Sellers, and (ii) issue to each such agent or broker a waiver in form mutually acceptable to Buyer and Sellers providing for the waiver by Sellers of any rights arising pursuant to existing agency agreements prohibiting any such agents or brokers from selling contracts and products in the same lines as such HCSC or insurance contracts on behalf of Buyer and its Affiliates.

         (l) INTERIM FINANCIAL INFORMATION. Sellers shall provide Buyer promptly with copies of all monthly and other interim financial statements, projections, budgets and other similar information prepared by Sellers between the date of this Agreement and the Closing.

         (m) PHYSICIAN CONTRACTS. Each Seller shall continue to use its best efforts to cause its primary care and specialist physicians to enter into updated participating physician services agreements (in the form of Exhibits 10.08-1 and 10.08-2 attached hereto) as it is currently doing.

         (n) HOSPITAL CONTRACTS. Each Seller shall attempt (with Buyer's guidance) to establish or modify existing contractual arrangements with its participating hospitals to meet the structural design that Buyer customarily seeks in hospital arrangements.

         (o) FOUNDATION. Sellers shall establish, with the consent of the Oregon Attorney General, a charitable foundation (the "Foundation") with articles of incorporation, and bylaws substantially in the form of Exhibit 8.01(o).

         (p) PROVIDER WITHHOLDS. Sellers agrees to pay on or before January 31, 1996 all monies withheld from providers for services rendered during 1995, to record such payments as a liability on Sellers' December 31, 1995 Balance Sheet and, commencing with the January 1996 financial statements to accrue monthly on such statements as a liability for health care expense an amount equal to all monies then withheld to date from providers for services during 1996. Buyer shall cause all such 1995 withholds as accrued to be promptly paid if for any reason they are not paid by Seller by Closing.

         (q) CASCADIA HEALTH LLC. Sellers shall not obligate or expose Sellers or Buyer to any liabilities exceeding $250,000 in the aggregate with respect to Cascadia Health LLC or related agreements with HFEN without the prior written consent of Buyer which may be withheld in Buyer's absolute discretion. Sellers shall use their best efforts to postpone the scheduled closing under the agreement with HFEN concerning Cascadia Health LLC until the Closing under this Agreement and shall not permit the Cascadia LLC closing to occur until Buyer has approved in its sole discretion the Cascadia business plan and roster of providers.

         8.02 COVENANTS OF BUYER. Buyer agrees that from the date of this Agreement to Closing:
                 (a) COOPERATION. Buyer shall use its reasonable best efforts to cause the sale contemplated by this Agreement to be consummated, and without limiting the generality of the foregoing, to obtain all necessary consents and authorizations of third parties, including regulatory approvals, to make all necessary filings with and give all necessary notices to third parties which may be necessary or reasonably required in order to effect the transactions contemplated hereby, and to offer Employment Agreements with the current President and Vice Presidents of each Seller in accordance with Section 2.03.

9.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS.

         The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

         9.01 BUYER'S REPRESENTATIONS AND WARRANTIES. There shall be no breach of the representations and warranties of Buyer contained herein for which purpose the same shall be deemed applicable as of the Closing with the same force and effect as though made on and as of said date except as affected by transactions contemplated hereby.

         9.02 BUYER'S COVENANTS. Buyer shall have performed all of its obligations and agreements and complied with all its covenants contained in this Agreement to be performed and complied with by it prior to Closing.

         9.03 BUYER'S COUNSEL'S OPINION. Sheehan Phinney Bass + Green, Professional Association, counsel to Buyer, shall have delivered to Sellers an opinion, dated as of Closing, in the form of Exhibit 9.03. In giving such opinion such counsel may rely, as to matters of fact, upon certificates of officers of Buyer, and as to matters governed by the laws of Oregon and Washington, such counsel may rely upon the opinions of local counsel.

         9.04 BUYER'S CLOSING CERTIFICATE. Sellers shall have received a certificate of Buyer dated as of Closing, in form and substance reasonably satisfactory to counsel to Sellers certifying as to the fulfillment of the matters mentioned in Sections 9.01 and 9.02.

         9.05 SUBSIDIARY AGREEMENTS. Buyer shall have caused its subsidiaries to have executed the various agreements required to be executed pursuant to this Agreement including, without limitation, the Assumption Reinsurance Agreements in the form of Exhibits 2.01-1 and 2.01-2.

         9.06 CONSENTS AND REGULATORY APPROVALS. Sellers shall have received evidence, reasonably satisfactory to Sellers and counsel for Sellers, that all of the approvals and consents disclosed in Schedules 6.16 and 6.18 and Sections 6.16, 6.17 (to the extent not waived by Buyer), 6.18 and 7.03 have been duly obtained. Without in any way limiting the generality of the foregoing, Sellers shall have received (i) approval for Sellers to sell the Transferred Business to Buyer, approval of the Assumption Reinsurance Agreements and other necessary approvals from the Insurance Departments of the States of Oregon and Washington; (ii) all required approvals from the Attorney General of Oregon including approval of the transfer of the Adjusted Purchase Price to the Foundation, and (iii) evidence from Buyer that Buyer has received the approvals of the States of Oregon and Washington Insurance Departments of the transactions contemplated herein.

         9.07 NO LITIGATION. No action, suit, or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit, or proceeding by any governmental or regulatory authority shall have been threatened against Sellers or Buyer: (i) seeking to challenge the transactions contemplated hereby or questioning the validity or legality of any such transactions which would, if resolved adversely, severally or in the aggregate, result in a Material Adverse Effect on the Transferred Business; (ii) which might restrict or affect the right of Buyer to acquire the Assets and the Transferred Business of Sellers or to exercise any rights in respect thereto or under this Agreement or any agreement referred to herein subsequent to Closing; or, (iii) which seeks to subject Sellers or any of their directors, officers or Affiliates to any liability, fine, forfeiture, or penalty by reason of the transactions contemplated by this Agreement. There shall not have been issued any injunction or order restraining or otherwise preventing the transactions contemplated by this Agreement.

         9.08 HEALTHSOURCE GUARANTEE. The Healthsource Guarantee attached hereto shall be effective and enforceable in accordance with its terms.

         9.09 SCOPE OF CERTAIN ACCRUALS. If the Estimated Balance Sheet as delivered under Section 1.07 reflects an accrual pursuant to AICPA SOP 89-5 (together with the supplemental principles of Section 1.10(iv) of this Agreement) (herein the "89-5

Accrual"), such 89-5 Accrual shall not exceed $4.0 million; provided that this condition shall be null and void and the Closing shall not be thereby affected if within 30 days after receipt of both the Estimated Balance Sheet and written notice from Seller electing not to close this transaction pursuant to this
Section 9.09, Buyer waives the amount of such 89-5 Accrual in excess of $4.0 million.

10.      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.

         The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         10.01 SELLERS' REPRESENTATIONS AND WARRANTIES. There shall be no breach of the representations and warranties of Sellers herein contained for which purpose the same shall be deemed applicable as of Closing with the same force and effect as though made on and as of said date, except as affected by the transactions contemplated hereby.

         10.02 SELLERS' COVENANTS. Sellers shall have performed all of their obligations and agreements and complied with all of their covenants in this Agreement to be performed and complied with by Sellers prior to Closing.

         10.03 CLOSING CERTIFICATE. Buyer shall have received a certificate of each Seller executed on behalf of such Seller by its appropriate officers dated as of Closing, in form reasonably satisfactory to counsel to Buyer, certifying as to the fulfillment of the matters mentioned in Sections 10.01 and 10.02.

         10.04 CONSENTS AND REGULATORY APPROVALS. Buyer shall have received evidence, reasonably satisfactory to Buyer and counsel for Buyer, that all of the consents disclosed in Sections 6.16, 6.17, 6.18 and 7.03 and Schedules 6.18 and 7.03 have been duly obtained (including a specific approval of Healthsource, Inc.'s normal method of calculating IBNR Reserves), have been issued with no conditions or only with conditions affecting Buyer or the Transferred Business after Closing that are satisfactory to Buyer in its sole discretion.

         10.05 SELLERS' OPINION OF COUNSEL. Lane Powell Spears Lubersky, special counsel to Sellers, shall have delivered to Buyer an opinion, dated as of Closing, in the form of Exhibit 10.05. In giving such opinion such counsel may rely, as to matters of fact, upon certificates of officers of each Seller.

         10.06 NO LITIGATION. No action, suit, or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit, or proceeding by any governmental or regulatory authority shall have been threatened against Sellers or Buyer: (i) seeking to challenge the transactions contemplated hereby or questioning the validity or legality of any such transactions which would, if resolved adversely, severally or in the aggregate, result in a Material Adverse Effect on the Transferred Business; (ii) which might restrict or affect the right of Buyer to acquire the Transferred Business or to exercise any rights in respect thereto or under this Agreement or any agreement referred to herein subsequent to Closing; or, (iii) which seeks to subject Buyer or any of its directors, officers or Affiliates to any liability, fine, forfeiture, or penalty by reason of the transactions contemplated by this Agreement. There shall not have been issued any injunction or order restraining or otherwise preventing the transactions contemplated by this Agreement.

         10.07 LOSS OF COVERED LIVES AND PRINCIPAL EMPLOYER ACCOUNTS. At Closing there shall not be fewer than 95,000 Covered Lives.

         10.08 MAINTENANCE OF PRIMARY CARE AND SPECIALTY PHYSICIANS. Each Seller shall have participating physician services agreements in the form of
Exhibit 10.08 with (i) 75% of those primary care physicians accounting for at least $5,000 of physician payments during 1994 and (ii) at least 70% of the specialist physicians receiving at least $5,000 in physician payments during 1994.

         10.09   FINANCIAL STATEMENTS.  Sellers shall have delivered to Buyer:
(i) all interim unaudited financial statements of Sellers from the date of this Agreement through any month ending at least thirty (30) days prior to Closing; and (ii) the Estimated Balance Sheet and Historical Financials as required in
Section 2.07.

         10.10 COMFORT LETTER. Buyer shall have received at Closing a Comfort Letter covering the matters specified in Exhibit 10.10 dated as of Closing from KPMG Peat Marwick LLP, Sellers' independent auditors, in form and substance reasonably acceptable to Buyer verifying that as of a date no more than 5 days prior to Closing there has been no material change in the financial condition of each Seller from that reflected in the 1995 financial statements. Buyer shall reimburse Sellers up to $5,000 towards the cost of the Comfort Letter.

         10.11 EMPLOYMENT AGREEMENT. Buyer shall have entered into an Employment Agreement in the form of Exhibit 2.03 (b)(i) with the President of Sellers and Employment Agreements in the form of Exhibit 2.03(b)(ii) with the officers listed on Schedule 10.11.

         10.12 NON-COMPETITION AGREEMENT. Sellers and any Foundation to which Sellers' assets are transferred, shall have entered into the Non-Competition Agreement with Buyer in the form of Exhibit 11.

         10.13 ASSUMPTION REINSURANCE AGREEMENTS. Sellers shall have entered into the Assumption Reinsurance Agreements in the form of Exhibits 2.01-1 to 2.01-2.

         10.14 NO MATERIAL ADVERSE CHANGE. There shall have occurred no event or events having a Material Adverse Effect on the Transferred Business.

         10.15   INTENTIONALLY OMITTED.

         10.16 HOSPITAL CONTRACTS. Each Seller shall have entered into a participating hospital agreement meeting the requirements set forth in Schedule 10.16.

         10.17 HEADQUARTERS LEASE. Sellers' lease for the headquarters premises at Clackamas, Oregon with 205 Corporate Center Limited dated August 21, 1987 as amended through No. 6 dated January 20, 1995, shall have been assigned to Buyer (or its designee) and Buyer shall have received an estoppel certificate from such landlord and the holder of any mortgage therein satisfactory to Buyer.

         10.18 SELLERS' FOUNDATION. Sellers shall have formed the Foundation using organizational documents substantially in the form of Exhibit 8.01(o) as approved by the Attorney General of Oregon and the Oregon Department of Consumer and Business Services and to which the remaining assets of Sellers, including without limitation the Adjusted Purchase Price (except for such reasonable amount as PACC determines it is prudent to retain temporarily to resolve outstanding debts or obligations of PACC in winding up its affairs), shall be transferred and such Foundation shall have (i) discharged or assumed all obligations (including indemnification obligations) of Sellers pursuant to this Agreement and all documents and other agreements referred to herein or delivered by or on behalf of Sellers at Closing (and there shall be no unresolved legal challenge by any third-party to such discharge or assumption), and (ii) given reasonable assurance that no substantial transfer of Foundation capital will occur other than pursuant to the indemnification provisions of this Agreement or the distribution of Foundation income, or the distribution of Foundation capital not exceeding amounts set forth on Schedule 10.18.

11.      SELLERS' NON-COMPETITION COVENANT.

         Each Seller and any Foundation to which Seller's assets are transferred shall enter into the Non-Competition Agreement in the form of
Exhibit 11.

12.      TRADEMARKS, ETC.

         Each Seller agrees for itself and any of its present or future affiliates not to use any name, trade name, trademark, brand name, or service mark similar thereto listed in Schedule 12 and transferred to Buyer.

13.      INDEMNIFICATION.

         13.01 INDEMNIFICATION BY SELLERS. Sellers shall indemnify, defend and hold harmless Buyer and its respective shareholders, officers, directors, employees, subsidiaries, agents, successors, and affiliates (hereinafter the "Buyer Indemnified Parties") from, against, and with respect to, any and all loss, damage, claim, action, suit, proceeding (civil or criminal), deficiency or expense arising or resulting from, or attributable to, any of the following:

                 (a) any loss, damage, claim, action, suit, proceeding, litigation, judgment, decision, decree, injunction, or ruling affecting Sellers, Buyer Indemnified Parties or the Transferred Business which results from the Excluded Liabilities.

                 (b) any misrepresentation or breach of any representation or warranty of Sellers made in Sections 6.08, 6.24, 6.28, 6.42, 6.43 and
         6.46 contained herein or in any schedule related thereto;

                 (c) any misrepresentation or breach of any representation or warranty of Sellers (excluding those representations or warranties referred to in Section 13.01(b)) contained herein or in any report, schedule, agreement or document attached hereto, or any closing document delivered in connection with the transactions contemplated by such documents;

                 (d) any breach or default by Sellers of any covenant, obligation or undertaking on their part contained herein or in any report, schedule, agreement, or document attached hereto, or any closing document delivered in connection with the transactions contemplated by such documents;

                 (e) all undisclosed or disclosed liabilities, debts, obligations and commitments of Sellers, fixed or contingent, known or unknown, arising from any statement of fact, occurrence or circumstance existing prior to or at the Closing Date;

                 (f) any cost, expense or liability incurred by Buyer Indemnified Parties as a result of a claim for investment banker's fees, brokerage, transactional or similar fees by any person asserting it was engaged by Sellers or any of their affiliates;

                 (g) any reasonable and necessary out-of-pocket costs of any nature including without limitation, legal, accounting, fines, penalties, compliance costs, financial assurance requirements, capital equipment and maintenance costs, investigation and remediation costs, engineering, contractor, consultants, expert and other professional fees, resulting from or attributable to any matter or thing mentioned or described in clauses (a) through (f) above, and all such reasonable and necessary expenses incurred by Buyer Indemnified Parties in seeking enforcement against Sellers with respect to any matter or thing mentioned or described in clauses (a) through (f) above (if it is ultimately determined that any of Buyer Indemnified Parties is entitled to indemnification).

         13.02 INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend and hold harmless each Seller and each of its shareholders, officers, directors, employees, subsidiaries, agents, successors, and affiliates (the "Sellers Indemnified Parties") from, against and with respect to any and all loss, damage, claim, action, suit, proceeding (civil or criminal), deficiency or expense arising or resulting from, or attributable to, any of the following:

                 (a) any loss, damage, claim, action, suit, proceeding, litigation, judgment, decision, decree, injunction, or ruling affecting Buyer, Sellers Indemnified Parties or the Transferred Business which results from acts omissions after the Closing Date for which Buyer is legally responsible.

                 (b) any misrepresentation or breach of any representation or warranty of Buyer contained herein or in any report, agreement, schedule or document attached hereto, or any closing document delivered in connection with the transactions contemplated by such documents;

                 (c) any breach or default by Buyer of any covenant, obligation or undertaking on its part contained herein or in any report, schedule, agreement or document attached hereto or any Closing document delivered in connection with the transactions contemplated by such documents;

                 (d) any cost, expense or liability incurred by Sellers Indemnified Parties as a result of a claim for investment banker's fees, brokerage, transactional or similar fees by any person asserting it was engaged by Buyer or any of its affiliates; and

                 (e) any reasonable and necessary out-of-pocket costs, including without limitation, legal, accounting, engineering and other professional fees, fines, penalties, compliance costs, financial assurance requirements, capital equipment and maintenance costs, investigation and remediation costs, engineering, contractors, consultants experts and other professional fees, resulting from or attributable to any matter or thing mentioned or described in clauses
         (a) through (d) above, and all such reasonable and necessary expenses incurred by Sellers Indemnified Parties in seeking enforcement against Buyer with respect to any matter or thing mentioned or described in clauses (a) through (d) above (if it is ultimately determined that Sellers Indemnified Parties are entitled to indemnification).

         13.03 NOTICE AND MANAGEMENT OF CLAIMS. If any action, suit, or proceeding shall be commenced against, or any claim or demand be asserted against, a party in respect of which such party proposes to demand indemnification hereunder, such party seeking indemnification (the "Indemnified Party") shall promptly (and in any event within ten business days after receiving notice from a third party of a claim known to be subject to indemnification) notify in writing the party from whom the Indemnified Party seeks indemnification (the "Indemnifying Party") and furnish such Indemnifying Party with copies of all claims, demands, documents, pleadings or other writings or information in connection therewith and such Indemnifying Party will assume the defense of such complaint, claim, action or proceeding, and the payment of expenses and costs with respect thereto as described in Sections 13.01 or 13.02. The Indemnified Party shall have the right to employ its own separate counsel, but the fees and expenses of such separate counsel shall be at its sole expense unless either of the following provisions shall apply: (a) the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such complaint, claim, action or proceeding; or (b) the Indemnified Party's legal counsel (whether retained separately by such Indemnified Party or selected by the Indemnified Party) shall reasonably advise the Indemnified Party in writing, with a copy to the Indemnifying Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have such selected counsel. If clause (a) or (b) in the immediately preceding sentence is applicable, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party to represent or defend him, her or it, but in no event shall such Indemnifying Party be obligated to pay the costs and expenses of more than one such separate counsel for all Indemnified Parties that are party to or otherwise subject to such complaint, claim, action or proceeding in any one jurisdiction. The Indemnifying Party shall not be liable to indemnify the Indemnified Party for any amount paid in settlement of any claim, action or proceeding, effected without the written consent of the Indemnifying Party which consent shall not unreasonably be withheld. The parties each agree to render to each other such assistance, information, documents and access to personnel and records as may be reasonably be requested in order to insure the proper and adequate defense of any Third-Party Claim.

         13.04 RESOLUTION OF RESPONSIBILITY FOR CLAIMS. In the event that any dispute arises as to either party's responsibility with respect to a claim for indemnification, the parties hereto agree to resolve such differences by following the dispute resolution procedure set forth in Section 15 hereof all of the terms and conditions of which are incorporated herein by reference.

         13.05 INTEREST. In the case of any payments made or costs or damages incurred and paid by a party, interest on the amount thereof shall accrue beginning thirty (30) days after written notice of the claim is given, provided, that such notice is accompanied by documentation describing the basis of such claim in reasonable detail for evaluation; provided further, however, that the claiming party shall only be entitled to receive such interest to the extent that it is determined that such party is entitled to indemnification hereunder. Interest shall accrue until the claim is paid in full at a variable rate equal to the prime interest rate (as published in the Money Rates column of the Wall Street Journal) (the "Prime Rate") plus two percent (2%) compounded monthly.

         13.06   LIMITATIONS ON DOLLAR AMOUNT OF INDEMNIFICATION.

                 (a) Full Indemnification Matters. Sellers shall have complete, full and first dollar liability without regard to time with respect to all matters covered by the indemnification of Sections 13.01(a) and 13.01(b), and Section 13.01(g) to the extent incurred in connection with Section 13.01(a) or Section 13.01(b).

                 (b) Deductible. With respect to all matters giving rise to indemnification liability pursuant to this Section 13 (except as to matters covered by Section 13.06(a)), there shall be an aggregate deductible of One Million Dollars ($1,000,000) such that Sellers shall have no liability for the first $1,000,000 in claims by Buyer and Sellers shall have complete liability for loss in excess of $1,000,000 subject to the limitations in Section 13.06(c) below, provided also that under the indemnity in Section 13.01, Sellers shall have first dollar liability subject to no deductible for: (i) claims in which it is proven that Sellers engaged in fraud or any intentional breach or violation of any representation, warranty, covenant or indemnity contained herein; (ii) any obligations or liability of Sellers with regard to any pre or post Closing adjustments, credits, pro-rations, reimbursements or settlements pursuant to this Agreement, (iii) any liability for a third-party claim not expressly assumed by Buyer pursuant to this Agreement including, without limitation, any Excluded Liability, or (iv) any liability of Sellers to the extent provided in any other agreement by either of Sellers with Buyer or any of Buyer's affiliates.

                 (c) Limit on Indemnification. Notwithstanding the other provisions of this Agreement, the aggregate liability of Sellers for indemnification under this Section 13 shall be limited to the Adjusted Purchase Price.

         13.07 TIME LIMIT ON INDEMNIFICATION CLAIMS. Notwithstanding any other provisions of this Agreement to the contrary, no Indemnifying Party shall be liable to any Indemnified Party for any claim for which the Indemnifying Party has not received written notice within three years after the Closing (except in the case of claims relating to matters covered in Sections 6.24 and 6.28 and Section 6.42, as to which the time limitation shall be six years after the Closing).

 14.     NATURE AND SURVIVAL OF REPRESENTATIONS AND
         WARRANTIES.

         All statements contained in any certificate, Exhibit, Schedule, or other instrument delivered by or on behalf of Sellers pursuant to this Agreement, or in connection with the transactions contemplated hereby, shall be true and correct as of both the date hereof and Closing. All representations, warranties and covenants made by Sellers and Buyer shall survive Closing and the consummation of the transactions contemplated hereby for a period expiring on the third anniversary of the Closing Date (the "Survival Period") except that the representations and warranties made in Sections 6.24, 6.28 and 6.42 shall survive for six years from the Closing Date. The covenants and agreements set forth in any part of this Agreement contemplating or requiring action or performance after Closing shall survive the execution and delivery hereof and the Closing hereunder indefinitely. All representations, warranties, covenants or obligations of a party under any other agreement or instrument between them shall survive the Closing in accordance with the terms of each such agreement or instrument without regard to the Survival Period set forth herein and all such representations, warranties or covenants shall be fully applicable and effective whether or not any of the parties relies in fact thereon or has knowledge (acquired either before or after the date hereof, and whether from the other parties hereto or from its own investigation) of any fact at variance with, or of any breach of, any such representation, warranty, or covenant.

15.      DISPUTE RESOLUTION.

         All controversies or claims arising out of or relating to this Agreement or any agreement referred to or contemplated herein shall be settled in the first instance by non-binding mediation between the parties using mutually agreeable professional mediation services and, failing a resolution through mediation within thirty (30) days of demand for same, thereafter by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Seattle, Washington. All such arbitration shall take place in Seattle, Washington. No member of the arbitration panel shall be a resident of or have a principal place of business in Oregon. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The results of arbitration shall be binding upon both parties. The prevailing party in such arbitration proceeding shall be entitled to recover its reasonable attorneys' fees and costs. Until such arbitration is finally concluded, the provisions of this Agreement shall remain in full force and effect.

16.      BROKERAGE.

         Sellers agree to indemnify Buyer and to hold it harmless from and against any and all claims for any broker's or finder's fee or commission arising out of or based on any act or omission of Sellers and Sellers specifically agree to pay all of the fees of their investment bankers, Shamrock Investment of Los Angeles, California. Buyer agrees to indemnify Sellers and to hold them harmless from and against any and all claims for any broker's or finder's fee or commission arising out of or based on any act or omission of Buyer or its directors, officers or Affiliates.

17.      PAYMENT OF EXPENSES.

         Buyer and Sellers shall each pay all of their own expenses in connection with this Agreement and the transactions and deliveries contemplated hereby, including without limitation any expenses incurred in connection with any claims made by any third party calling into question the transactions contemplated hereby.

18.      TERMINATION; BREAKUP FEE.

         18.01 TERMINATION. This Agreement may be terminated at any time prior to Closing by mutual written consent of Buyer and Sellers. This Agreement also may be terminated either by Buyer or Sellers, without liability on the part of the terminating party to the other party, if (i) the condition specified in Schedule 10.16 has not been satisfied after 75 days from the date of this Agreement (or after 45 days from the date of this Agreement if Sellers have received a written refusal from both specified parties to continue negotiations towards an agreement meeting the requirements of Schedule 10.16) and Buyer, in either instance, has not otherwise waived such condition; or (ii) the transactions contemplated by this Agreement have not been consummated on or prior to April 15, 1996 unless such failure to consummate is due solely to the failure to obtain regulatory approvals required by this Agreement and it is reasonably anticipated that such regulatory approvals can be obtained no later than July 31, 1996, in which case the operational date of this subsection shall be July 31, 1996; provided that either Buyer or Sellers may extend such July 31, 1996 date to December 31, 1996; and provided further that in any event the failure to consummate said purchase and sale by said date is not due to the refusal or failure of the terminating party to perform any act required to be performed under this Agreement.

         18.02 BREAKUP FEE. If Buyer terminates this Agreement for any reason other than: (i) failure of conditions to Closing contained in Section 10 or (ii) breach by Sellers of the terms of this Agreement, Buyer shall pay to Sellers $2,000,000 as liquidated damages for such failure to close. Sellers and Buyer expressly agree that substantial damages will be suffered by Sellers if Buyer terminates this Agreement pursuant to the first sentence of this
Section 18.02, and that it would be extremely difficult and impracticable, if not impossible, to ascertain with any degree of certainty the amount of damages which would be suffered by Sellers in each such event. Therefore, the parties have agreed that the foregoing represents a reasonable estimate of damages and payment by Buyer to the Sellers of such liquidated damages shall terminate all of Sellers' rights and remedies at law or in equity against the Buyer in respect of such damages.

19.      MISCELLANEOUS.

         19.01 WAIVERS. No action taken pursuant to this Agreement, including, without limitation, proceeding with Closing, shall be deemed to constitute a waiver by any party taking such action or compliance with any representations, warranties, covenants, or agreements contained in this Agreement. The waiver by any of the parties of a breach of any provision of this Agreement shall not operate or be construed as a waiver of a breach of any other provision of this Agreement.

         19.02 AMENDMENTS, SUPPLEMENTS, TERMINATION, ETC. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of Buyer and Sellers at any time prior to Closing with respect to any of the terms contained herein.

         19.03 NOTICES. All notices, consents, demands, requests, approvals and other communications, which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given if hand-delivered or mailed certified first class mail, postage prepaid. Notice shall be deemed effective on the date of such hand delivery or three (3) days after (not including Sundays and federal holidays) the date of mailing of such certified mail:

                 (i)    If to Sellers:

                          PACC HMO
                          12901 SE 97th Avenue
                          Clackamas, Oregon 97015-0286
                          Attn: Martin A. Preizler, President

                                  and

                          PACC Health Plans
                          12901 SE 97th Avenue
                          Clackamas, Oregon 97015-0286
                          Attn: Martin A. Preizler, President

                 with a copy to:

                          Hogan & Hartson, L.L.P.
                          555 13th Street, N.W.
                          Washington, DC 20004-1109
                          Attn:  Clifford D. Stromberg, Esq.

                 (ii)   If to Buyer:

                          Healthsource Northwest, Inc.
                          c/o Healthsource, Inc.
                          Two College Park Drive

                          Hooksett, New Hampshire  03106
                          Attn:  Norman C. Payson, M.D., President

                        with a copy to:

                          Sheehan Phinney Bass + Green, Professional Association 1000 Elm Street
                          P.O. Box 3701
                          Manchester, New Hampshire  03105-3701
                          Attn: Daniel N. Gregoire, Esq.

or to such other person or persons at such address or addresses as may be designated by written notice to the other parties hereunder.

         19.04 ENTIRE AGREEMENT. This Agreement, together with the other writings delivered in connection herewith, embodies the entire agreement and understandings of the parties hereto with respect to the subject matters hereof and thereof and supersedes any prior agreement and understanding between the parties.

         19.05 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

         19.06 GOVERNING LAW AND BINDING EFFECT. This Agreement shall be governed by the laws of the State of Oregon without regard to principles of conflicts of law thereof and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         19.07   SEVERABILITY.   Any provision of this Agreement which is
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, provided such prohibited or unenforceable provision does not affect the essence of this Agreement.

         19.08 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         19.09 CAPTIONS. The captions and headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, modify, or add to the construction of any provision of, or to the scope or intent of, this Agreement.

         19.10 NO THIRD-PARTY BENEFICIARIES. Except for the rights of policyholders pursuant to the Assumption Reinsurance Agreements, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties executing this Agreement; nor shall any statement herein be deemed an admission against interest by any party in proceedings with any third person.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WITNESS:                               PACC HMO

/s/ Theodore C. Falk                   By: /s/ C. Edward Skeeters, M.D.
--------------------                      --------------------------------------
                                          C. Edward Skeeters, M.D., Chairman


                                       PACC HEALTH PLANS

/s/ Theodore C. Falk                   By: /s/ C. Edward Skeeeters, M.D.
--------------------                      --------------------------------------
                                          C. Edward Skeeters, M.D., Chairman


                                       HEALTHSOURCE NORTHWEST, INC.

/s/ Jon S. Richardson                  By: /s/ Norman C. Payson, M.D.
--------------------                      --------------------------------------
                                          Norman C. Payson, M.D., President

                                    GUARANTY

         Healthsource, Inc. hereby agrees to unconditionally guaranty the full and complete payment and performance of all of the obligations of Healthsource Northwest, Inc. under this Agreement and represents that such guaranty is an enforceable obligation of Healthsource, Inc.


WITNESS:                          HEALTHSOURCE, INC.


/s/ Jon S. Richardson             By: /s/ Norman C. Payson, M.D.
-------------------------            -------------------------------------------
                                     Norman C. Payson, M.D., President